Exhibit 99.1

Peabody Energy Corporation Plan Term Sheet

December 22, 2016

This term sheet (the “Term Sheet”) sets forth certain of the principal terms for the proposed restructuring (the “Restructuring”) of the obligations of Peabody Energy Corporation (“PEC”) and each of its direct and indirect debtor subsidiaries (each a “Debtor” and, collectively, the “Debtors” and, together with their non-Debtor affiliates, the “Company”) that have commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) on April 13, 2016 (the “Petition Date”).1 The Restructuring contemplated herein shall be implemented pursuant to a proposed joint chapter 11 plan of reorganization for the Debtors (the “Plan”) and will provide adequate working capital to the Debtors and their respective non-Debtor subsidiaries, all as described below. Consistent with the Debtors’ exclusive right to file the Plan pursuant to section 1121 of the Bankruptcy Code, the Debtors shall be the proponents of the Plan, and certain supporting creditors listed below (collectively, the “Creditor Co-Proponents”) shall be co-proponents of the Plan.

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation necessary for the consummation of the Plan and the transactions to be contemplated therein, which will remain subject to discussion and negotiation in good faith among the following parties: (i) the Debtors; (ii) Citibank, N.A. (“Citibank”), as the administrative agent (in such capacity, the “First Lien Agent”) under that certain revolving credit facility and that certain term loan facility issued pursuant to that certain Amended and Restated Credit Agreement, dated as of September 24, 2013 (as it has been or may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “First Lien Credit Agreement”);2 (iii) those certain First Lien Lenders (as defined below) who are signatories to the PSA (as defined below) (together with the First Lien Agent, the “First Lien Lender Co-Proponents”); (iv) PointState Capital LP (“PointState”), Contrarian Capital Management, L.L.C. (“Contrarian”) and Panning Capital Management, LP (“Panning”) and the South Dakota Investment Council (“SDIC”) each as members of the Ad Hoc Committee (the “Ad Hoc Group of Second Lien Noteholders” or the “Second Lien Notes Parties”) of holders of those certain 10.00% senior secured second lien notes (the “Second Lien Notes”)3 issued in March 2015 by PEC and due in March 2022; and (vi) an ad hoc group of

[1]	Capitalized terms used herein but not otherwise defined have the meanings given to them in the Bankruptcy Code. “Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.
[2]	Any and all Claims arising under or in connection with the First Lien Credit Agreement or other Existing Credit Agreement Documents (as defined in the Final Order (I) Authorizing Debtors (A) to Obtain Post-Petition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363 and (II) Granting Adequate Protection to Pre-Petition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 544] (the “Final DIP Order”), including those arising under the Debtors’ term loan, revolver, prepetition international swaps, cash management agreements and any letters of credit issued under the terms of the First Lien Credit Agreement are referred to herein collectively as the “First Lien Lender Claims.” Holders of such Claims are referred to herein as the “First Lien Lenders.”
[3]	Any and all Claims arising under or in connection with the Second Lien Notes are referred to herein collectively as the “Second Lien Notes Claims.”

holders of Unsecured Senior Notes (as defined below) composed of entities managed by Elliott Management Corporation (“Elliott”), Discovery Capital Management, LLC (“Discovery”) and Aurelius Capital Management, LP (“Aurelius” and, together with Elliott and Discovery, the “Ad Hoc Unsecured Noteholders Group,” and, together with the Debtors, the First Lien Lender Co-Proponents, the Second Lien Notes Parties, the “Parties,” and each individually, a ”Party”). The transactions contemplated by this Term Sheet are subject to (1) satisfaction of all of the conditions set forth herein and in any definitive documentation evidencing the transactions comprising the Restructuring, (2) the negotiation and execution of definitive documents evidencing and related to the Restructuring contemplated herein, which documents shall be in form and substance reasonably acceptable to the Creditor Co-Proponents (as and only to the extent set forth below) and (3) entry of an order of the Bankruptcy Court confirming the Plan (the ”Confirmation Order”) and the satisfaction of any conditions to the effectiveness thereof (the date of such effectiveness, the “Effective Date”).

This Term Sheet has been prepared for settlement discussion purposes only and shall not constitute an admission of liability by any Party, nor be admissible in any action relating to any of the matters addressed herein. Nothing in this Term Sheet shall be deemed to be the solicitation of an acceptance or rejection of a Plan. Further, nothing herein shall be an admission of fact or liability or deemed binding on the Parties.

I.    Plan Process

Creditor Co-Proponents	Elliott, Discovery, Aurelius, Contrarian, PointState, Panning and SDIC (the ”Noteholder Co-Proponents”) and the First Lien Lender Co-Proponents (together with the Noteholder Co-Proponents, the “Creditor Co-Proponents”).[4] The Requisite Members of the Noteholder Steering Committee shall mean 75% of the Noteholder Steering Committee,[5] based on combined Class 2 and Class 5 holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule; provided, that if one of the seven members of the Noteholder Steering Committee transfers or assigns any of its claims (in either Class 2 or Class 5) to a third party, such member’s Noteholder Steering Committee voting power attributable to the face amount of such transferred or assigned claims shall be reallocated on a pro rata basis based on holdings as set forth in the Initial Backstop Commitment Schedule to the other Noteholder Steering Committee members who belong to the same ad hoc noteholder group as the transferring or assigning member.

Requisite Creditor Parties	The “Requisite First Lien Lender Co-Proponents” shall mean (i) the First Lien Agent, and (ii) First Lien Lender Co-Proponents holding at least two-thirds (2/3) of the combined First Lien Lender Claims held by the First Lien Lender Co-Proponents. The Requisite First Lien Lender Co-Proponents shall have approval, waiver and other similar rights over this Term Sheet, the PSA, the Plan and certain exhibits to the Plan as set forth herein; provided, however, notwithstanding any other provision herein to the contrary, upon the Debtors (a) receiving fully underwritten commitments with respect to the Exit Facility in the principal amount of $1.5 billion and approval thereof by the Bankruptcy Court and (b) filing an amended Plan providing that the First Lien Full Cash Recovery shall occur, the Requisite First Lien Lender Co-Proponents shall only have consent rights with respect to (1) any change to the treatment of the First Lien Lender Claims, the First Lien Agent or the First Lien Lenders under the Plan, including, without limitation, any changes to the proposed releases and exculpations with respect to the First Lien Agent or the First Lien Lenders or their respective Representatives, (2) the PSA or (3) the Breakup Administrative Claim Treatment.

[4]	Certain Creditor Co-Proponents are acting and shall act in their capacities as investment advisors or managers for funds or managed accounts which hold First Lien Lender Claims, Second Lien Notes Claims and/or Unsecured Senior Notes Claims subject to this Term Sheet. The Creditor Co-Proponents assume no fiduciary duties to each other or any other creditors in connection with the transactions contemplated herein or otherwise.
[5]	The “Noteholder Steering Committee” means a steering committee of the Noteholder Co-Proponents.

The “Requisite Consenting Noteholders” shall mean the applicable individual(s) or group(s) of holders of Second Lien Notes Claims and Claims in Class 5B identified in the Voting/Consent Structure Schedule attached hereto as [Exhibit 8].

Together, the Requisite First Lien Lender Co-Proponents and the Requisite Consenting Noteholders shall be the “Requisite Creditor Parties.”

PSA

The Creditor Co-Proponents shall execute a Plan Support Agreement with the Debtors in form and substance acceptable to the Creditor Co-Proponents and the Debtors (the ”PSA”).

The PSA shall include a fiduciary termination event for the Debtors. After entry by the Bankruptcy Court of the PPA and BCA Approval Order (as defined below), the Breakup Payments and Expense Reimbursement (both as defined below), shall be payable, following the exercise by the Debtors of the fiduciary out in accordance with the terms of PSA, the Private Placement Agreement and the Backstop Commitment Agreement (both as defined below) and shall, prior to the time paid, be granted administrative expense status against each Debtor on a joint and several basis, as set forth in Exhibit 5 hereto and consistent with the Breakup Administrative Claim Treatment (as defined in Exhibit 5).

From the Debtors’ execution of the PSA until the PSA is terminated in accordance with its terms (the “Non-Solicitation Period”), the Debtors will not, and will not permit their affiliates or their respective officers, directors, agents or representatives to initiate contact with or solicit any inquiries, proposals or offers by any party with respect to an alternative restructuring; provided, however, the Debtors, their affiliates or their respective officers, directors, agents or representatives may review and consider any inquiries, proposals or offers initiated or continued by any party with respect to an alternative restructuring. To the extent the Debtors receive any inquiry, proposal or offer with respect to an alternative restructuring during the Non-Solicitation Period, the Debtors shall provide the Creditor Co-Proponents (subject to mutually agreed terms of confidentiality) and their counsel with a copy of and/or any details regarding such proposal within three (3) days of receiving such inquiry, proposal or offer.

Prior to the date on which the PPA and BCA Approval Order is entered, the PSA may be terminated by the Debtors if holders of two-thirds (2/3) in amount of each of the Second Lien Notes Claims and the Unsecured Senior Notes Claims (as defined below) have not joined the PSA by such date (the ”PSA Termination Condition”), which PSA Termination Condition may be waived in the Debtors’ sole discretion. No Break Up Fees, Expense Reimbursement or other amounts under the Private Placement Agreement of Backstop Commitment Agreement shall be due and payable if the PSA Termination Condition occurs.

Milestones	The Restructuring shall be implemented in accordance with the following milestones (the “Milestones”):

•    By no later than December 22, 2016, the Debtors shall file (i) the Plan; (ii) a motion seeking approval of the Private Placement Agreement and the Backstop Commitment Agreement; (iii) the disclosure statement for the Plan (the ”Disclosure Statement”); and (iv) a motion seeking approval of the Disclosure Statement.

•    By no later than January 11, 2017, the Debtors shall file a motion to approve a commitment letter or an engagement letter with one or more reputable financial institutions acceptable to the Debtors (the “Lead Arrangers”), pursuant to which the Lead Arrangers shall have provided commitments for the Exit Facility (as defined below) in a principal amount of not less than $1.5 billion or agreed to use commercially reasonable efforts to arrange for commitments for the Exit Facility in a principal amount of not less than $1.5 billion.

•    By no later than January 31, 2017, the PPA and BCA Approval Order (as defined in Exhibit 5) (approving the fees under the Private Placement Agreement and the Backstop Commitment Agreement as allowed administrative expense claims under section 503(b) of the Bankruptcy Code) shall have been entered by the Bankruptcy Court.

•    By no later than January 31, 2017, an order approving the Disclosure Statement and the commencement of solicitation for the Plan shall have been entered by the Bankruptcy Court (the “Disclosure Statement Order”).

• By no later than five (5) days after the date scheduled for the Confirmation Hearing by the Bankruptcy Court in the Disclosure Statement Order, the Confirmation Hearing shall have commenced.

• By no later than April 15, 2017, the Effective Date shall have occurred. The amendment or waiver of any Milestone shall require the consent of the Requisite Creditor Parties.

II.    Debtor Groups and Proposed Classification Scheme under the Plan

The Debtors will be divided into five “Debtor Groups” depending on their principal liabilities as follows:

Letter	Debtor Group	Description

A	PEC	Debtor Peabody Energy Corporation

B	Encumbered Guarantor Debtors	Each Debtor as set forth on Exhibit 6 hereto that is a guarantor under the First Lien Credit Agreement and for the Second Lien Notes

C	Gold Fields Debtors	Each Debtor as set forth on Exhibit 6 hereto

D	Peabody Holdings (Gibraltar) Limited	Debtor Peabody Holdings (Gibraltar) Limited (“Gib1”)

E	Unencumbered Debtors	Each Debtor as set forth on Exhibit 6 hereto which is not subject to the liens arising under the First Lien Credit Agreement or with respect to the Second Lien Notes, and is not a guarantor of (i) the 6.00% senior notes issued in November 2011 by PEC and due November 2018 (the “2018 Senior Notes”); (ii) the 6.50% senior notes issued in August 2010 by PEC and due in September 2020 (the “2020 Senior Notes”); (iii) the 6.25% senior notes issued in November 2011 by PEC and due in November 2021 (the “2021 Senior Notes”); and/or (iv) the 7.875% senior notes issued in October 2006 by PEC and due in November 2026 (the “2026 Senior Notes” and, together with the 2018 Senior Notes, the 2020 Senior Notes and the 2021 Senior Notes, the ”Unsecured Senior Notes”).[6]

[6]	Any and all Claims arising under, evidenced by or in connection with the Unsecured Senior Notes are referred to herein collectively as the “Unsecured Senior Notes Claims.”

Under the Plan, Claims under the Debtors’ postpetition accounts receivable securitization facility (the “Securitization Facility Claims”),7 Administrative Expense Claims and Priority Tax Claims (each as defined below) will not be classified. The remaining Claims against each Debtor Group will be divided into the following eleven (11) classes:

Class Number[8]	Designation

1	First Lien Lender Claims

2	Second Lien Notes Claims

3	Other Secured Claims

4	Other Priority Claims

5	General Unsecured Claims

6	Convenience Claims

7	MEPP Claim[9]

8	Unsecured Subordinated Debenture Claims

9	Intercompany Claims

10	Section 510(b) Claims against PEC

11	PEC Interests

12	Subsidiary Debtor Equity Interests

A more detailed table reflecting the proposed Debtor Groups and the proposed classes of Claims against each Debtor Group is attached hereto as Exhibit 7. The proposed treatment of unclassified and classified Claims is set forth below.

[7]	“Securitization Facility Claims” means any and all Claims constituting Facility Obligations, as such term is defined in the order of the Bankruptcy Court entered on May 18, 2016 [Docket No. 529] (the “ARS Order”), which order approved the Securitization Facility (as such term is defined in the ARS Order).
[8]	References to “Class” below, shall refer to the classification set forth in this chart.
[9]	“MEPP Claim” means any Claim arising, or related to the period, prior to the Effective Date in connection with the United Mine Workers of America 1974 Pension Plan, including (a) proof of claim number 4722 and (b) any other Claim related to any withdrawal liability under U.S.C. § 1392(c).

III.    Claims Treatment

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

Unclassified Claims

Contingent DIP Facility Surviving Claims[10]	$0.00	All Contingent DIP Facility Surviving Claims (if any) shall be preserved. If Allowed, any Contingent DIP Facility Surviving Claims shall be paid in full in cash as soon as reasonably practicable after they become Allowed; provided, however, that the foregoing treatment shall not in any way limit or impair any arguments or defenses the Debtors may have with respect to any Contingent DIP Facility Surviving Claims that may be asserted. Notwithstanding the foregoing, the treatment of certain letters of credit issued under the terms of the DIP Credit Agreement and any related collateral shall be treated in accordance with the terms of that certain Payoff Letter with respect to the DIP Facility, dated December 15, 2016.

Securitization Facility Claims	$[140 million] to $[160 million]	The Securitization Facility (as defined in the ARS Order), which is scheduled to expire as of the Effective Date, shall, at the election of the Debtors, be extended, replaced with a new securitization facility or replaced with one or more ABL Facilities (as defined in Exhibit 1).

[10]	“Contingent DIP Facility Surviving Claim” means any Claim of the DIP Facility Agent, DIP Facility Lenders or Citigroup Global Markets Inc. (in its capacity as sole lead arranger and book runner under the DIP Facility Credit Agreement) that are related to obligations of the Debtors that (a) arise under or are evidenced by (i) the DIP Facility Credit Agreement (ii) the Final DIP Order or (iii) any other agreements related thereto and (b) pursuant to the DIP Facility Repayment Order, survived termination of the DIP Facility Credit Agreement and continue in full force and effect.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

Administrative Expense Claims[11]	$[15 million] to $[25 million]	The Debtors (or, if applicable, the Reorganized Debtors12) shall pay to each holder of an Allowed Administrative Expense Claim, on account of and in full and complete settlement, release and discharge of such Claim, cash equal to the full unpaid amount of such Allowed Administrative Expense Claim, which payments shall be made at the Debtors’ option in the ordinary course of business or (a) the latest to occur of (i) the Effective Date (or as soon as reasonably practicable thereafter), (ii) the date such Claim becomes an Allowed Administrative Expense Claim (or as soon as reasonably practicable thereafter) and (iii) such other date as may be agreed upon by the Reorganized Debtors and the holder of such Claim, or (b) on such other date as the Bankruptcy Court may order.[13]

Priority Tax Claims[14]	$[10 million] to $[30 million]	Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, as applicable, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (a) cash equal to the amount of such Allowed Priority Tax Claim (i) on the Effective Date or (ii) if the Priority Tax Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which such Priority Tax Claim becomes an

[11]	“Administrative Expense Claim” means a Claim arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, excluding DIP Facility Claims and Securitization Facility Claims.
[12]	“Reorganized Debtor” means, on and after the Effective Date, subject to the Restructuring, each of the Debtors as to which the Plan is confirmed and “Reorganized PEC” means Peabody Energy Corporation, on and after the Effective Date.
[13]	For purposes of this Term Sheet, “Allowed” when used with respect to any Claim means (a) any Claim that (i) is timely filed by the applicable bar date or (ii) as to which there exists no requirement for the holder of a Claim to file such Claim under the Plan, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or a final order; (b) any Claim (i) that is listed in the Debtors’ schedules of assets and liabilities as not contingent, not unliquidated, and not disputed and (ii) for which no proof of Claim has been timely filed; or (c) any Claim allowed under the Plan or by a final order. With respect to any Claim described in clauses (a) and (b) above, such Claim will be considered Allowed only if, and to the extent that, (i) no objection to the allowance of such Claim has been asserted on or before the bar date for filing objections to Claims under the Plan, (ii) an objection to such Claim is asserted and such Claim is subsequently allowed pursuant to a final order, (iii) such Claim has not been disallowed by a final order, (iv) such Claim is allowed pursuant to a stipulation with the Debtors on or after the Effective Date or (v) such Claim is allowed pursuant to the Plan or any agreements related thereto and approved and authorized by the Bankruptcy Court.
[14]	“Priority Tax Claim” means any Claim of a governmental unit that is entitled to priority in payment pursuant to section 502(i) or section 507(a)(8) of the Bankruptcy Code.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

Allowed Priority Tax Claim or (b) cash of a total value, as of the Effective Date, equal to the amount of such Allowed Priority Tax Claim, payable in annual equal installments commencing on the later of (i) the Effective Date (or as soon as reasonably practicable thereafter) and (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim (or as soon as practicable thereafter) and ending no later than five years after the Petition Date.

Classified Claims

First Lien Lender Claims	$[2.980 billion][15]	Each holder of an Allowed First Lien Lender Claim in Classes 1A, 1B, 1C and 1D will receive its aggregate pro rata share of: (i) cash equal to the full amount of the Allowed First Lien Lender Claims, including interest at the default rate (such treatment, a “First Lien Full Cash Recovery”) or (ii) solely to the extent that the Debtors have not received commitments for the Exit Facility prior to the Effective Date in the aggregate principal amount of at least $1.5 billion, and subject to the conditions set forth on Exhibit 1 hereto, each holder’s pro rata share of (a) the replacement secured first lien term loan on the terms and conditions set forth on Exhibit 1 hereto in an aggregate principal amount of up to $1.5 billion, such principal amount to be calculated as set forth on Exhibit 1 (the “Replacement Secured First Lien Term Loan”),

[15]	The total estimated amount of Allowed First Lien Lender Claims is currently $2.980 billion, comprised of approximately (a) $1,162,343,00 principal amount of term loans net of unamortized original issue discount, (b) $947,000,000 principal amount of revolver loans, (c) $612,753,000 of letters of credit reimbursement obligations (assuming $6,118,000 of future letter of credit draws and the rollover of the PBGC letter of credit undrawn into the ABL Facility (as defined in Exhibit 1) and (d) $257,300,000 in Swap Contract termination , plus accrued and unpaid interest at the default rate for Allowed First Lien Lender Claims except for claims under Swap Contracts (as defined in the First Lien Credit Agreement) at the contractual rate for claims under the Swap Contracts, plus accrued and unpaid adequate protection payments, plus professional fees and expenses payable under the First Lien Credit Agreement. The foregoing estimate assumes: (i) an April 3, 2017 Effective Date and (ii) the PBGC letter of credit rolls onto an ABL Facility (as defined in Exhibit 1). All parties have reserved their rights as to the applicable interest rate for Allowed First Lien Lender Claims other than claims under Swap Contracts. To the extent the Effective Date occurs after April 3, 2017, any increase in the size of the First Lien Lender Claims shall be satisfied with cash. The amount of the First Lien Lender Claims will also fluctuate based on letter of credit draws or returns through the Effective Date.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

plus (b) cash in an amount equal to the difference between (i) the Allowed First Lien Lender Claims, including interest at the default rate, and (ii) the aggregate principal amount of the Replacement Secured First Lien Term Loan.

The First Lien Lender Claims shall be impaired and holders of such Claims shall be entitled to vote on the Plan.

Second Lien Notes Claims	$1.158 billion[16]

On or as soon as practicable after the Effective Date,[17] each holder of an Allowed Second Lien Notes Claim in Classes 2A, 2B, 2C and 2D shall receive:

(i) at the option of the Debtors in their sole discretion, provided, in the case of (a) or (b), the First Lien Full Cash Recovery occurs, its aggregate pro rata share of $450 million (calculated as the amount of any such cash and the principal amount of any such Additional First Lien Debt and New Second Lien Notes, excluding any consideration on account of Incremental New Second Lien Notes Claims) in any combination of (a) cash, (b) principal amount of first lien debt on terms consistent with the Exit Facility (the “Additional First Lien Debt”) and/or (c) principal amount of new second lien notes on the terms and conditions set forth on Exhibit 2 hereto (“New Second Lien Notes”); provided that in no event shall the aggregate principal amount of New Second Lien Notes (plus, if applicable, the principal amount of any Incremental New Second Lien Notes) issued on the Effective Date be less than $250 million; provided, further that in no event shall the combined consideration issued under this clause

[16]	The Second Lien Notes Claims shall be allowed in the amount of $1.0 billion, plus accrued and unpaid pre-petition interest and post-petition interest at the non-default rate, accruing through and until the Effective Date. The total estimated amount of Second Lien Notes Claims is $1.158 billion, assuming an April 3, 2017 Effective Date. The Second Lien Notes Claims shall continue to accrue interest at the non-default rate if the Effective Date extends beyond April 3, 2017.
[17]	As part of the global settlement set forth herein and to be embodied in the Plan, upon the Effective Date (subject to its occurrence), the value of any and all collateral securing the Second Lien Notes Claims (including, but not limited to, any and all collateral granted to holders of Second Lien Notes as adequate protection or otherwise pursuant to the Final DIP Order) shall be deemed to exceed the total estimated amount of Second Lien Notes Claims (including accrued and unpaid pre-petition and post-petition interest at the non-default rate), and the Second Lien Notes Claims shall be treated in accordance with the terms set forth in this Term Sheet.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest
(i) (calculated as the amount of any such cash and the principal amount of any such Additional First Lien Debt and New Second Lien Notes, excluding any consideration on account of Incremental Second Lien Notes Claims) exceed $450 million in the aggregate;[18]

(ii) its pro rata share of the Pro Rata Split as of the Effective Date of Reorganized PEC Common Stock (as defined below) (which shall be subject to the dilution[19] from the LTIP Shares, the Preferred Equity, and the Penny Warrants (each as defined below), and shall be issued after giving effect to the issuance of the Rights Offering Shares (as defined below), the issuance of any shares of Reorganized PEC Common Stock issued on account of Incremental Second Lien Notes Claims (the “Incremental Second Lien Shares”), the issuance of any shares of Reorganized PEC Common Stock issued on account of the Commitment Premiums (as defined below), the issuance of any Ticking Premiums (as defined below) (collectively, the “Premium Shares”) and the issuance of any Disputed Claims Reserve Shares (as defined below)), the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity (as defined below) and the exercise of the Penny Warrants (as defined below);[20] and

[18]	If the total amount of Second Lien Notes Claims increases because the Effective Date extends beyond April 3, 2017 (the total amount of Second Lien Notes Claims in excess of $1.158 billion, the “Incremental Second Lien Notes Claims”), then additional consideration shall be provided to the holders of Second Lien Notes Claims (A) by increasing the consideration pursuant to clause (i) of this paragraph on a pro rata basis in an amount equal to 50% of the amount of the Incremental Second Lien Notes Claims (and any Additional First Lien Debt so distributed pursuant to this footnote shall be referred to herein as the “Incremental Additional First Lien Debt”, and any additional New Second Lien Notes so distributed pursuant to this footnote shall be referred to herein as the “Incremental New Second Lien Notes”), subject to a $20 million cap for such increase above $450 million pursuant to this clause (A), and (B) in the form of additional Reorganized PEC Common Stock with a total value at Plan Equity Value equal to the remaining amount of Incremental Second Lien Notes Claims not settled pursuant to clause (A) above; provided, however, that if no Additional First Lien Debt or New Second Lien Notes are being issued pursuant to clause (i)(b) or (i)(c) (prior to giving effect to the additional consideration described in this footnote), then the additional consideration pursuant to clause (A) above shall be paid in cash; and provided further that such incremental amounts may only be paid in cash or Incremental Additional First Lien Debt if the First Lien Full Cash Recovery occurs.
[19]	For the avoidance of doubt, see Exhibit 9 hereto for an illustrative allocation of Reorganized PEC Common Stock (Fully-Diluted).
[20]	“Pro Rata Split” shall mean the following percentages: (x) in respect of Claims in Class 2, the quotient of (A) $708 million divided by (B) the Allowed Claims in Classes 5B plus $708 million; and (y) in respect of Claims in Class 5B, the quotient of (A) the Allowed Claims in Class 5B divided by (B) the Allowed Claims in Class 5B plus $708 million. The Pro Rata Split for Reorganized PEC Common Stock shall be determined based on Allowed Claims as of the Effective Date, with a reserve of Reorganized PEC Common Stock created for disputed Claims as of the Effective Date. The Pro Rata Split for all other purposes shall be determined based on Allowed Claims as of the Record Date as determined in accordance with the Rights Offering Procedures. As set forth below, in lieu of Section 1145 Equity Rights, holders of disputed Claims as of the Record Date whose Claims later become Allowed shall receive Reorganized PEC Common Stock at Plan Equity Value with a value equal to their pro rata share of the Equity Rights Value (as defined below).

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

(iii) its pro rata share of the Pro Rata Split as of the Record Date (as defined below) of the Section 1145 Equity Rights (as defined below).

For the avoidance of doubt, any of the consideration received by holders of Second Lien Notes Claims shall be independently transferable, shall not be required to be transferred as part of a “strip” and shall not be subject to any minimum holding period or similar lock-up provisions; provided, that the foregoing shall not apply to the Section 1145 Equity Rights, which shall only be transferable together with the underlying claim.

Other Secured Claims[21]	$[0-25 million]	On or as soon as practicable after the Effective Date, Other Secured Claims, if any, shall receive the following treatment at the option of the Debtors or the Reorganized Debtors (as applicable): (i) Reinstatement of any such Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code;[22] (ii) payment in full (in cash) of any such Allowed Other Secured Claim; (iii) satisfaction of any such Allowed Other Secured Claim by delivering the collateral securing

[21]	“Secured Claim” shall mean a Claim that is secured by a lien on property in which a Debtor’s estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code. “Other Secured Claim” shall mean any Secured Claim that is not an Administrative Expense Claim, DIP Facility Claim, Securitization Facility Claim, First Lien Lender Claim or Second Lien Notes Claim.
[22]	“Reinstatement” shall mean rendering a Claim or Interest unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest
any such Allowed Other Secured Claims and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iv) providing such holders with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.

Other Priority Claims[23]	$[0-25 million]	On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim will receive cash equal to the amount of such Allowed Claim, unless the holder of such Other Priority Claim and the applicable Debtor or Reorganized Debtor, as applicable, agree to a different treatment.

General Unsecured Claims[24]	(i) PEC $[3.944 billion] to $[4.219 billion] (ii) Encumbered Guarantor Debtors $[3.960 billion] to $[4.160 billion] (iii) Gold Fields Debtors $[3.929 billion] to $[5.289 billion]

On or as soon as practicable after the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor:

(i) each holder of an Allowed General Unsecured Claim against PEC will receive its pro rata share of $[3 million] plus any Additional PEC Cash;[25]

(ii) each holder of an Allowed General Unsecured Claim against one of the Encumbered Guarantor Debtors will receive the holder’s pro rata share of: (a) the Pro Rata Split as of the Effective Date of the Reorganized PEC Common Stock (which shall be subject to the dilution from the LTIP Shares, the

[23]	“Other Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Expense Claim, DIP Facility Claim, Securitization Facility Claim or Priority Tax Claim.
[24]	“General Unsecured Claim” shall mean any Claim that is not an Administrative Expense Claim, DIP Facility Claim, Securitization Facility Claim, Priority Tax Claim, First Lien Lender Claim, Second Lien Notes Claim, Other Secured Claim, Other Priority Claim, Convenience Class Claim, Unsecured Subordinated Debenture Claim (as defined below), Intercompany Claim (as defined below) or Section 510(b) Claim. For the avoidance of doubt, General Unsecured Claims include the Unsecured Senior Notes Claims. Additional Claims filed by governmental units on or around October 11, 2016, include a $1.8 billion Claim asserted by the U.S. Environmental Protection Agency against PEC, as well as other governmental units’ Claims in excess of $1.0 billion against various other Debtors. The Debtors are in the process of reviewing and analyzing these recently filed Claims and therefore they are not included in the Claims estimates herein.
[25]	This pool of cash is available for holders of General Unsecured Claims pursuant to the settlement of the Encumbered PEC Cash Dispute (as defined below). “Additional PEC Cash” means, to the extent payments to Allowed Convenience Claims in Class 6A are less than $2 million, the difference between total payments to Allowed Convenience Claims in Class 6A and $2 million.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest
(iv) Gib1 None. (v) Unencumbered Debtors $[10 million] to $[30 million]

Preferred Equity, and the Penny Warrants and shall be issued after giving effect to the issuance of the Rights Offering Shares, the issuance of any Incremental Second Lien Shares, the issuance of any Premium Shares and the issuance of any Disputed Claims Reserve Shares), the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity and the exercise of the Penny Warrants; and (b)(i) the Pro Rata Split as of the Record Date of the Section 1145 Equity Rights; provided, however, that any holder of a General Unsecured Claim against one of the Encumbered Guarantor Debtors that is not Allowed as of the Record Date shall not participate in the Rights Offering, and instead, if and when such holder’s Claim becomes Allowed, shall receive an amount of Disputed Claims Reserve Shares with a value equal such holders pro rata share of the Equity Rights Value;[26]

(iii) each holder of an Allowed General Unsecured Claim against one of the Gold Fields Debtors will receive the holder’s pro rata share of interests in a liquidating trust to be formed to hold and liquidate all of the assets of the Gold Fields Debtors;

[26]	On the Effective Date, the Debtors shall create a reserve of Reorganized PEC Common Stock (the “Disputed Claims Reserve Shares”) for distribution to holders of such disputed Claims as of the Record Date that were not permitted to participate in the Section 1145 Rights Offering. The Disputed Claims Reserve Shares shall have a value, as determined by reference to Plan Equity Value, equal to the estimated value of the Section 1145 Equity Rights holders of disputed Claims as of the Record Date would have been entitled to receive if such disputed Claims later became Allowed Claims (as reasonably estimated by the Debtors) calculated as follows: (a) for each share of Rights Offering Shares that would have been available for purchase by a holder of a Class 5B Claim that was not Allowed as of the Record Date through the exercise of Section 1145 Equity Rights if such holder’s Claims had been Allowed as of the Record Date, the difference between (i) the value of such share at Plan Equity Value and (ii) $[13.75]; and (b) for each Penny Warrant that such holder would have received through the exercise of Rights Offering Equity Rights if such holder’s Claim had been Allowed as of the Record Date, the difference between (i) the value of a share of Reorganized PEC Common Stock at Plan Equity Value that underlies such Penny Warrant and (ii) $0.01 (the “Equity Rights Value”). Following completion of the reconciliation, settlement, and distribution procedures in connection with such disputed Claims, any Disputed Claims Reserve Shares which are not distributed from such reserve to holders of such disputed Claims pursuant to such procedures shall be cancelled. Prior to the Effective Date, the Debtors will file a motion to establish appropriate claims reserves and related procedures necessary to effectuate the Plan, which motion and order shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee, provided, however, that the aggregate face amount of disputed Claims permitted to receive Disputed Claims Reserve Shares shall not exceed $300 million without the approval of the Requisite Members of the Noteholder Steering Committee.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest

(iv) each holder of an Allowed General Unsecured Claim against Gib1 will receive no recovery; and

(v) each holder of an Allowed General Unsecured Claim against one of the Unencumbered Debtors will receive cash in the amount of the holders’ Allowed Claim, less any amounts attributable to late fees, postpetition interest or penalties.

For the avoidance of doubt, any of the consideration received by holders of Allowed Unsecured Senior Notes Claims shall be independently transferable and shall not be required to be transferred as part of a “strip;” provided that the foregoing shall not apply to the Section 1145 Equity Rights, which shall only be transferable together with the underlying claim.

Convenience Claims	PEC Convenience Claims - $[2.7 million to $4.0 million] Encumbered Guarantor Debtors Convenience Claims - $[24 million to $36 million]

“Convenience Claims” means General Unsecured Claims (other than Unsecured Senior Notes Claims) against PEC or any Encumbered Guarantor Debtor that otherwise would be classified in Class 5A or Class 5B, but, with respect to each such Claim, the aggregate amount of such Claim is equal to or less than $[200,000]; provided, however, that where any portion(s) of a single Claim has been transferred to a transferee, the amount of all such portions will be aggregated to determine whether a Claim qualifies as a Convenience Claim.

On or as soon as practicable after the Effective Date, unless otherwise agreed by a Convenience Claim holder and the applicable Debtor or Reorganized Debtor:

(i) each holder of an Allowed Convenience Claim against PEC shall receive cash in an amount up to [72.5]% of the Allowed Convenience Claim; provided, however, that (a) total payments on account of Allowed Convenience Claims against PEC shall not exceed $[2] million and (b) to the extent such payments would exceed $[2] million, holders of Allowed Convenience Claims shall receive their pro rata share of $[2] million and (c) to the extent such payments are less than $[2] million, the Additional PEC Cash shall become available for distribution to Class 5A creditors; and

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest
(ii) each holder of an Allowed Convenience Claim against an Encumbered Guarantor Debtor shall receive an amount up to [72.5]% of the Allowed Convenience Claim; provided, however, that (a) total payments on account of Allowed Convenience Claims against the Encumbered Guarantor Debtors shall not exceed $[18] million and (b) to the extent such payments would exceed $[18] million, holders of Allowed Convenience Claims shall receive their pro rata share of $[18] million.

MEPP Claim	$[0.00] to $[643 million]	[TBD]

Unsecured Subordinated Debenture Claims[27]	$[743.9 million]	In accordance with the provisions in the 2066 Subordinated Indenture and section 510(a) of the Bankruptcy Code, holders of Unsecured Subordinated Debenture Claims have no right to receive any distributions and, therefore, will receive no recovery under the terms of the Plan until holders of senior funded debt Claims are paid in full in accordance with the terms of the 2066 Subordinated Indenture.

Intercompany Claims[28]	-	In accordance with the global settlement and compromise contemplated by this Term Sheet and to be embodied in the Plan, all prepetition and postpetition Intercompany Claims shall be ignored for purposes of calculating distributions to holders of Claims pursuant to the Plan. At the Debtors’ option, on the Effective Date, Intercompany Claims may be reinstated, settled, offset, cancelled, extinguished or

[27]	“Unsecured Subordinated Debenture Claims” means any and all Claims arising under or in connection with the 2066 Unsecured Subordinated Debentures. “2066 Unsecured Subordinated Debentures” means the 4.75% convertible junior subordinated debentures due 2066 issued in connection with the First Supplemental Indenture between Peabody Energy Corporation and U.S. Bank National Association, dated as of December 20, 2006 (the “2066 Subordinated Indenture”).
[28]	“Intercompany Claims” shall mean (a) any Claim of any Debtor against any other Debtor, (b) any Claim of any Debtor against any non-Debtor Affiliate and (c) any Claim of any non-Debtor Affiliate against any Debtor.

Class of Claims or Interests	Amount of Allowed Claims (estimated)	Treatment of Claim or Interest
eliminated, including by way of capital contribution. The intercompany loans (i) owed by Gib1 to Peabody IC Holdings, LLC, (ii) owed by Peabody IC Holdings, LLC to Peabody IC Funding Corporation and (iii) owed by non-Debtor Peabody Energy Australia Pty Ltd. to Peabody Investments Corp. will be treated as debt for purposes of calculating distributions to holders of Claims pursuant to the Plan. The principal balance of the Loan Agreement, dated as of April 11, 2012, among Peabody Investment Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower, will be reinstated on the Effective Date.

Section 510(b) Claims[29]	-	Claims against PEC that are subordinated by operation of section 510(b) of the Bankruptcy Code, if any, shall be extinguished, cancelled and discharged as of the Effective Date, and holders thereof shall receive no distributions from the Debtors in respect of their Claims.

PEC Interests[30]	N/A	PEC Interests shall be extinguished, cancelled and discharged as of the Effective Date, and holders of existing PEC Interests shall receive no distribution in respect of their Interests.

Subsidiary Debtor Interests[31]	N/A	On the Effective Date, Subsidiary Debtor Interests will be reinstated, subject to any restructuring transactions.

[29]	“Section 510(b) Claims” shall include all Claims subject to subordination pursuant to section 510(b) of the Bankruptcy Code, including, without limitation, for damages arising from the sale or purchase of any debt or equity security of any of the Debtors.
[30]	“PEC Interests” shall mean all Interests in PEC. “Interests” shall mean the common stock, limited liability company interests, and any other equity, ownership, or profits interests in any Debtor and options, warrants, rights, or other securities or agreements to acquire common stock, limited liability company interests, or other equity, ownership, or profits or interests in any Debtor (arising under, or in connection with, any employment agreement), and includes any “Equity Security” (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.
[31]	“Subsidiary Debtor Interests” shall mean as to a particular Debtor other than PEC, all Interests in such Debtor.

IV.     Settlement and Compromise Incorporated into the Plan

Settlement and Compromise	The Plan shall contain and effect a global and integrated compromise and settlement (the “Settlement”) of all disputes between the Debtors and the Creditor Co-Proponents, including the Claims and causes of action set forth below pursuant to section 1123(b)(3) of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure.

CNTA Dispute	The CNTA Dispute (as defined in the DIP Facility credit documents) shall be deemed resolved upon the Effective Date of the Plan based on the settlements and comprises set forth in this Term Sheet and, ultimately, the Plan. On the Effective Date, the declaratory judgment action with respect to the CNTA Dispute shall be dismissed with prejudice.

Material Claim Settlements	The Requisite First Lien Lender Co-Proponents and the Requisite Members of the Noteholder Steering Committee shall have reasonable approval rights over any material claim settlement, including but not limited to, any settlement related to the MEPP Claim above the amounts held in reserve by the Debtors for such MEPP Claim.

Committee Lien Challenge	In full settlement and satisfaction of certain causes of action raised by the creditors’ commitee with respect to whether cash at PEC on the Petition Date was encumbered or unencumbered (the “Encumbered PEC Cash Dispute”) and other challenge actions, including, without limitation, any and all claims raised in that certain Claims Disclosure Letter [ECF No. 1267] filed by the Committee and the supplement thereto delivered to the Debtors, Citibank and the Second Lien Notes Indenture Trustee on September 15, 2016, $[3 million] of cash at PEC shall be made available for distribution to holders of Allowed Claims in Class 5A, and $[2 million] of cash at PEC shall be made available for distribution to holders of Allowed Convenience Claims against PEC.

Preference Actions	The Debtors shall release all preference claims against any holder of a General Unsecured Claim or a Claim arising under section 503(b)(9) of the Bankruptcy Code.

Intercompany Claims	In accordance with the global settlement and compromise contemplated by this Term Sheet and to be embodied in the Plan, Intercompany Claims shall be ignored for purposes of calculating distributions to third party creditors except as otherwise set forth herein.

V.    Other

Plan Value	The Plan enterprise value shall be $4.275 billion (the “Plan Enterprise Value”). The Plan equity value shall be $3.105 billion (the “Plan Equity Value”).[32]

Distribution Mechanics	Citibank will act as the distribution agent for the First Lien Lenders in accordance with the terms of the First Lien Credit Agreement; provided, however, that any cash distributions on account of Claims arising from Swap Contracts shall be made by the Reorganized Debtors directly to the applicable counter-party to a Swap Contract.

Direct Investment Pursuant to Private Placement	Pursuant to a private placement agreement (the “Private Placement Agreement”), the Noteholder Co-Proponents (the “Initial Parties”) and, to the extent applicable, the Additional Private Placement Parties (as defined in Exhibit 5) shall have the right and obligation to purchase $750 million in the aggregate of Preferred Equity on the terms and conditions set forth on Exhibit 3 and Exhibit 5, which direct investment shall be a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act (the “Private Placement”) (as more fully detailed in Exhibit 5 hereto).

Section 1145 Rights Offering	In connection with a rights offering pursuant to the Plan (the “Section 1145 Rights Offering”), up to $750 million will be raised through the sale of units consisting of (a) shares of Reorganized PEC Common Stock valued at a 45% discount to Plan Equity Value and (b) warrants exercisable for 2.5% of the fully diluted Reorganized PEC Common Stock on the Effective Date (“Rights Offering Penny Warrants”), in each case, after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit 3 herein. Participation in the Section 1145 Rights Offering will be available to all holders of Allowed Second Lien Notes Claims and Allowed Claims in Class 5B as of the Record Date, in each case, according to the Pro Rata Split as of the Record Date.

[32]	Calculation of Plan Equity Value assumes $1.95 billion of funded debt and approximately $20 million of capital leases.

Backstop Commitment	Pursuant to a backstop agreement (the “Backstop Commitment Agreement”), the Initial Parties, together with any additional holders of Allowed Second Lien Notes Claims and Claims in Class 5B that are qualified institutional buyers and other accredited investors (as such terms are defined under the Securities Act of 1933) who become party to the PSA and Backstop Commitment Agreement on or prior to the date the Backstop Commitment Agreement is approved by the Bankruptcy Court, shall backstop its portion of 100% of the Section 1145 Rights Offering on the terms described in Exhibit 5 hereto.

Record Date for the Private Placement, Backstop Commitment Agreement and Section 1145 Rights Offering	The record date for determining a creditor’s eligibility to participate in the Private Placement, the Backstop Commitment Agreement and the Section 1145 Rights Offering shall be the date on which the Disclosure Statement Order is entered by the Bankruptcy Court (the “Record Date”).

Reclamation Bonding	The Debtors shall finalize a solution for all of their continuing self-bonded reclamation obligations with Wyoming, New Mexico, Illinois and Indiana (the “Bonding Solution”). The Debtors shall provide updates once every two weeks to the Creditor Co-Proponents’ professionals regarding their efforts to achieve the Bonding Solution.

Reorganized PEC Common Stock

The Plan will provide for the cancellation of all outstanding PEC common stock and the issuance of shares of new common stock, par value $[0.001] per share, in Reorganized PEC (the “Reorganized PEC Common Stock”), initially subject to dilution by the LTIP Shares, the conversion of the Preferred Equity, and the exercise of the Penny Warrants. Each share of Reorganized PEC Common Stock shall entitle its holder to one vote on matters submitted to a vote of shareholders and shall vote as one class.

The Plan will also provide that, upon emergence, Reorganized PEC shall amend and restate its charter and bylaws, which shall be in form and substance reasonably acceptable to the Requisite Members of the Noteholder Steering Committee.

The Reorganized PEC Common Stock will be registered under the Securities Exchange Act of 1934 on the Effective Date.

Reorganized PEC shall use reasonable best efforts to cause the Reorganized PEC Common Stock and the Preferred Equity to be listed for trading on the New York Stock Exchange (“NYSE”) as soon as practicable after the Effective Date.[33]

[33]	This obligation will be included in the Registration Rights Agreement (as defined in Exhibit 5 hereto) or shareholders’ agreement.

Exit Facility	The Debtors shall attempt, on a best efforts basis, to obtain commitments for an exit facility (the “Exit Facility”) of not less than $1.5 billion in principal amount, the terms of which are no less favorable, when taken as a whole, to the Debtors than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit 1 hereto, as determined by the Debtors in their reasonable business judgment, and of sufficient size and on appropriate terms, including the ability to enter into up to $250 million of ABL Facilities (as defined in Exhibit 1), to avoid the need to issue all or part of the Replacement Secured First Lien Term Loan and/or the New Second Lien Notes. The Debtors will provide updates as requested to the professional advisors of the First Lien Agent on the process for raising the Exit Facility (including proposals received from any such reputable financial institutions on a professional eyes only basis). In the Debtors’ sole discretion, provided that the First Lien Full Cash Recovery occurs, the size of the Exit Facility may be increased up to $1.95 billion in order to provide holders of Second Lien Notes Claims with up to $450 million in cash and/or Additional First Lien Debt as set forth in greater detail above (or incrementally higher, if necessary in accordance with footnote [19], if the Effective Date does not occur on or before April 3, 2017).

Corporate Governance Matters	The initial board of directors of the Reorganized PEC (the “New Board”) shall include nine (9) members and shall include (a) the chief executive officer of Reorganized PEC and (b) eight independent directors (the “Independent Directors”). Each of the individuals designated as nominees to be Independent Directors on the New Board shall be independent under the listing rules of the NYSE, as applicable, and the independence requirements for members of audit and compensation committees under the rules of the SEC. The Independent Directors shall be selected as follows: (i) the Debtors shall designate one (1) Independent Director; (ii) Contrarian, PointState and Panning may, together, select one (1) Independent Director; (iii) Elliott and Discovery may each select one (1) Independent Director; and (iv) a selection committee comprising the chief executive officer of PEC, Elliott, Discovery, and a nominee acting on behalf of Contrarian, PointState, and Panning (collectively, the “Selection Committee”) shall agree on the retention of a search firm to identify and recommend the remaining four (4) Independent Directors, which recommendation shall be decided upon by the Selection Committee; provided that any existing members of the board of directors of PEC who wishes to stand for the New Board shall be interviewed and evaluated by such search firm. Reorganized PEC shall acknowledge that (A) none of Contrarian, PointState nor Panning shall be an “affiliate”

(as defined in Rule 144(a)(1) of the Securities Act) of Reorganized PEC solely on the basis of the right described in clause (ii) of the immediately preceding sentence; and (B) neither Elliot nor Discovery shall be such an “affiliate” solely on the basis of the right described in clause (i) of the immediately preceding sentence.

The boards of directors for the direct and indirect subsidiaries of Reorganized PEC shall be identified in the supplement to the Plan.

Reorganized PEC will continue to be a reporting company with the SEC following the Effective Date.

Long Term Incentive Plan

The terms and conditions of the long-term incentive plan (the “LTIP”) for management and employees shall be as forth on Exhibit 4 hereto, including the amount of Preferred Equity and Reorganized PEC Common Stock to be reserved for the LTIP (the “LTIP Shares”). The number of LTIP Shares reserved for the LTIP will be set forth in the Plan, and the apportionment of LTIP Shares that will be granted to LTIP participants on the Effective Date shall be determined by the compensation committee of the board of directors of PEC.

For the avoidance of doubt, (a) any issuance, transfer, or acquisition of common stock, preferred stock, or other securities upon the Effective Date pursuant to the Plan or in connection with the Restructuring, including, but not limited to, any purchase of shares by any party or parties pursuant to the Private Placement or the Section 1145 Rights Offering, (b) entry into any agreement, including the Backstop Commitment Agreement and the Private Placement Agreement in connection with such proposed issuance, transfer, or acquisition, and (c) revesting of assets in Reorganized PEC as of the Effective Date pursuant to the Plan, shall not, and shall not be deemed to, result in a “Change in Control” under the LTIP.

Executory Contracts, Unexpired Leases and Employee Benefit Obligations

All executory contracts and unexpired leases not expressly listed for assumption on an exhibit to the Plan or previously assumed or rejected by order of the Bankruptcy Court shall be deemed rejected as of the Effective Date.

The Debtors shall assume all of their existing pension plans (other than the SERP, the Gold Fields PEP and a portion of the SERA), collective bargaining agreements, severance plans, SERA (as modified) and other employee and retiree benefits plans (as the same may be modified or amended in accordance with their terms and applicable law).

Any contract or lease assumed on the Effective Date shall be deemed amended and modified to provide that the confirmation and consummation of the Plan shall not trigger any “change of control” provisions in such contract or lease.

Ongoing Environmental and Reclamation Obligations	The Plan shall provide that the Reorganized Debtors (other than the Reorganized Gold Fields Debtors or any claims relating to the Gold Fields Debtors’ assets or liabilities), as owners, lessees, permittees or operators of real property or a mining operation after the Effective Date, shall continue to operate in accordance with all applicable laws, rules and regulations, including all applicable environmental laws.

Restructuring Transactions	The Plan shall provide for the implementation of a series of restructuring transactions that are necessary or appropriate, in the Debtors’ judgment, to streamline and simplify their overall corporate structure.

Means of Implementation	The Plan shall contain standard means of implementation, including provisions for the continued corporate existence of the Reorganized Debtors (subject to any restructuring transactions), the cancellation of certain prepetition debt and related agreements, the cancellation of prepetition equity interests in PEC, the issuance of the Reorganized PEC Common Stock, the effectuation of the Section 1145 Rights Offering and the issuance of Section 1145 Equity Rights, Reorganized PEC Common Stock and Penny Warrants in connection therewith (including pursuant to the Backstop Commitments), the effectuation of the Private Placement and the issuance of Preferred Equity in connection therewith, the revesting of the Debtors’ assets in the Reorganized Debtors and the creation of appropriate reserves for the distributions contemplated under the Plan.

Releases

The Plan shall provide customary release provisions for the benefit of the Debtors and their Representatives to the maximum extent permitted by applicable law.[34]

The Plan shall include (a) a release by the Debtors and their Representatives of the Released Parties (as defined below) with respect to matters related to the Chapter 11 Cases and (b) a third party release with respect to matters related to the Chapter 11 Cases which shall be binding on creditors that vote in favor of the Plan or are deemed to accept the Plan for the benefit of: (i) the Committee and its members, in their capacity as such; (ii) Citibank, in its capacity as agent under the DIP Facility and First Lien Agent; (iii) the lenders under the DIP Facility and the First Lien Lenders; and (iv) the Creditor Co-Proponents, in their capacity as such and in their capacity as First Lien Lenders, holders of Second Lien Notes and holders of Unsecured Senior Notes, and each of their respective Representatives, in their capacity as such (collectively, the “Released Parties”).

Exculpation	The Plan shall provide customary exculpation provisions, which shall include a full exculpation from liability in favor of the Debtors and their Representatives, solely in their capacity as such, and the Released Parties, to the fullest extent permitted by applicable law, from any and all Claims and causes of action arising before the Effective Date, including, without limitation, any and all Claims and causes of action in connection with, relating to or arising out of the Chapter 11 Cases, the restructuring of the Debtors, the formulation, negotiation, preparation, dissemination, implementation, administration, solicitation, confirmation or consummation of this term sheet, the PSA, the Plan, the Disclosure Statement, the settlements set forth herein and to be embodied in the Plan or any contract, instrument, release or other agreement or document created or entered into in connection therewith or in relation thereto or any act taken or omitted to be taken in connection with or relating to any of the foregoing; provided, that the foregoing shall not affect the liability of any party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a final order to have constituted gross negligence or willful misconduct.

[34]	“Representatives” shall mean any successor, predecessor, assign, subsidiary, affiliate, officer, director, member of a limited liability company, employee, partner, limited partner, general partner, management company, investment manager, shareholder of a Cayman Islands exempted company, agent, attorney, advisor, investment banker, financial advisor, accountant, actuary, consultant or other professional, in each case in such capacity, serving on or after the Petition Date.

Fees

Subject to (a) entry of the PPA and BCA Approval Order and (b) receipt of documentation reasonably acceptable to the Debtors, the Debtors shall pay or reimburse the Noteholder Co-Proponents, the Second Lien Notes Indenture Trustee and the indenture trustees for the Unsecured Senior Notes for their respective reasonable, documented out-of-pocket fees and expenses incurred after the Petition Date, including payment of the reasonable fees and expenses of legal and financial advisors, in connection with the Debtors’ Chapter 11 Cases and the Restructuring earned and accrued up until the occurrence of any Termination Event (as defined in Exhibit 5), in each case whether or not the Restructuring is ultimately consummated; provided no such fees shall be payable in the event the PSA Termination Event occurs; and provided further that upon the occurrence of any Termination Event (other than the PSA Termination Event), any and all fees and expenses accrued and unpaid as of such date (whether or not such fees and expenses have been billed or invoiced) shall be paid by the Debtors.

The payment of the fees set forth above shall (i) be approved upon entry of an order approving the Private Placement Agreement, and/or the Backstop Commitment Agreement; (ii) be payable within two weeks of receipt of an invoice; and (iii) prior to the time paid, be granted administrative expense status against each Debtor on a joint and several basis pursuant to Exhibit 5 hereto.

It shall be a condition precedent to the Effective Date that all fees provided for in the Final DIP Order, including the reasonable and documented fees and expenses of the legal and financial advisors of Citibank or the First Lien Lenders (subject to and in accordance with the terms of the First Lien Credit Agreement) incurred in connection with the Chapter 11 Cases prior to the Effective Date and for which the Debtors have received invoices, shall have been paid in full by the Debtors. For the avoidance of doubt, the Debtors’ obligations with respect to the payment of fees and expense under the Final DIP Order shall not be limited or impaired by (a) the absence of the entry of the BCA and PPA Approval Order, or (b) the occurrence of any Termination Event, including but not limited to the PSA Termination Event.

Each of the Noteholder Co-Proponents agrees to submit bills and invoices with respect to incurred fees and expenses as promptly as possible on a monthly basis. At least ten (10) days prior to the Effective Date, each of the foregoing shall provide reasonable estimates of the fees and expenses to be paid by the Debtors on the Effective Date, which amount shall be placed into an escrow for payment of such fees and expenses. Any residual balance in the escrow after payment of the foregoing fees and expenses shall be returned to the Reorganized Debtors.

Creditor Co-Proponent Approval Rights

Each substantive document in connection with the Restructuring, including without limitation, the following (but excluding documents related to the Bonding Solution), shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee:

•    The Disclosure Statement and the motion and order to approve same;

•    The Plan and any exhibits, supplements, appendices, etc. thereto;

•    The credit agreement and/or indenture for the Exit Facility (if applicable);

•    The credit agreement for the Replacement Secured First Lien Term Loan (if applicable); provided that the Replacement Secured First Lien Term Loan shall be consistent with the terms set forth on Exhibit 1 hereto;

•    The corporate constituent documents of the Reorganized Debtors;

•    The certificate of designation of Series A convertible preferred stock of PEC;

•    The documents relating to the Section 1145 Rights Offering and the Private Placement;

•    The indenture for the New Second Lien Notes and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be consistent with the terms set forth on Exhibit 2 hereto and otherwise in form and substance reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee;

•    The Confirmation Order; and

•    The motions seeking approval of the Private Placement Agreement and the Backstop Commitment Agreement.

Notwithstanding the foregoing, the following material documents in connection with the Restructuring shall be in form and substance satisfactory to each Noteholder Co-Proponent:

•    The Term Sheet;

•    The PSA;

•    The Private Placement Agreement;

•    The Backstop Commitment Agreement; and

•    The orders relating to the PSA, the Private Placement Agreement, and the Backstop Commitment Agreement.

For the avoidance of doubt, and notwithstanding anything to the contrary herein, the indenture for the New Second Lien Notes (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be consistent with the terms set forth on Exhibit 2 hereto and otherwise in form and substance acceptable to each member of the Ad Hoc Group of Second Lien Noteholders in such member’s sole discretion.

The Plan and any exhibits, supplements, appendices, etc. thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification, or other rights or entitlements of the Noteholder Co-Proponents (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee (or the affected Noteholder Co-Proponent, as applicable).

As to the Requisite First Lien Lender Co-Proponents:

•    If applicable, the credit agreement for the Replacement Secured First Lien Term Loan and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) shall be consistent with the terms set forth on Exhibit 1 hereto and otherwise in form and substance satisfactory to the Requisite First Lien Lender Co-Proponents in their sole discretion;

•    the PSA, this Term Sheet and the provisions of any order approving the same shall be in form and substance satisfactory to the Requisite First Lien Lender Co-Proponents;

•    the indenture for the New Second Lien Notes (if applicable), the credit agreement and/or indenture for the Exit Facility and order relating thereto (if applicable), the Plan, the Disclosure Statement, the Disclosure Statement Order and the Confirmation Order (but excluding documents related to the Bonding Solution) and any changes to the Breakup Administrative Claim Treatment shall be in form and substance reasonably acceptable to the Requisite First Lien Lender Co-Proponents; provided, however, that no such consents and approvals shall be required with respect to the indenture for the New Second Lien Notes and related documentation (if applicable), which indenture and related documentation shall be, as applicable, consistent with the terms set forth on Exhibit 2 hereto and otherwise in form and substance reasonably satisfactory to the Requisite First Lien Lender Co-Proponents; and

•    each other substantive document in connection with the Restructuring (but excluding documents related to the Bonding Solution), shall be in form and substance reasonably acceptable to the Requisite First Lien Lender Co-Proponents, solely to the extent that a proposed term, action, modification, amendment, supplement or waiver adversely affects the First Lien Agent, the First Lien Lenders, the First Lien Lender Claims or the terms of the Replacement Secured First Lien Term Loan.

Conditions to Confirmation

The conditions precedent to confirmation of the Plan (the “Conditions to Confirmation”) shall be customary for a reorganization of this size and type, including, without limitation, the following:

•    The Bankruptcy Court shall have entered an order, in form and substance acceptable to the Debtors and subject to the reasonable approval of the Requisite Creditor Parties as set forth herein, approving the adequacy of the Disclosure Statement.

•    All exhibits and other documents necessary for the implementation of the Plan and any related transactions shall be in form and substance acceptable to the Debtors and subject to the reasonable approval of the Requisite Creditor Parties (except for those documents that should be in form and substance satisfactory to each Noteholder Co-Proponent, as set forth above); provided, however, that the Requisite Creditor Parties shall not have any approval rights regarding exhibits and documents relating to the Bonding Solution.

•    The Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Debtors and subject to the reasonable approval of the Requisite Creditor Parties.

•    The PSA shall not have been terminated.

•    All of the schedules documents, supplements and exhibits to the Plan shall be substantially in form and substance as required by the PSA.

•    The Backstop Commitment Agreement shall not have been terminated.

Each of the foregoing may be waived by the Debtors, subject to the approval rights of the Requisite Creditor Parties set forth above and in the PSA.

Conditions to the Effective Date

The conditions precedent to the occurrence of the Effective Date of the Plan shall be customary for a reorganization of this size and type, and shall include, without limitation, the Conditions to Confirmation set forth in this Term Sheet and the following:

•    All documents and agreements necessary to consummate the Plan shall have been effected or executed;

•    If applicable, the conditions to closing of the Exit Facility shall have occurred or will occur on the Effective Date and the Debtors or Reorganized Debtors, as applicable, shall have received (or will receive in connection with the consummation of the Plan) the amounts required to be funded thereunder.

•    If applicable, the conditions to issuing the Replacement Secured First Lien Term Loan as set forth in Exhibit 1 shall have occurred or will occur on the Effective Date;

•    The conditions to consummating the Private Placement and the Section 1145 Rights Offering shall have been satisfied or waived by the parties thereto, and the Reorganized Debtors shall have received (or will receive simultaneously with the consummation of the Plan) the amounts required to be funded thereunder in the aggregate gross amount of not less than $1.5 billion;

•    The MEPP Claim shall be resolved in a manner satisfactory to the Debtors, subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee and the Requisite First Lien Lender Co-Proponents if for an amount above the amounts held in reserve by the Debtors for such claim;

•    The Debtors shall have received all authorizations, consents, legal and regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are necessary to implement and consummate the Plan and that are required by law, regulation, or order and any and all steps necessary to consummate the Restructuring in any applicable jurisdictions other than the United States have been effectuated;

•    The Debtors shall have obtained a Bonding Solution to cover all of their self-bonded reclamation obligations in accordance with applicable laws and regulations; and

•    Any waiting period applicable to the Restructuring under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar law or statute shall have been terminated or shall have expired;

•    All of the schedules documents, supplements and exhibits to the Plan shall be in substantially in form and substance as required by the PSA.

•    The Backstop Commitment Agreement shall not have been terminated.

•    The PSA shall not have been terminated.

•    The Plan and all exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification are made in accordance with the applicable provisions of the Plan.

Each of the foregoing may be waived by the Debtors, subject to the approval of the Requisite Creditor Parties (as applicable); provided, however, that for the avoidance of doubt, the Effective Date condition relating to the Bonding Solution shall be waivable solely by the Debtors.

Exhibit 1 to Plan Term Sheet

Peabody Energy Corporation

Summary of Principal Terms – Replacement Secured First Lien Term Loan

This summary of principal terms (this “Replacement 1L Term Loan Term Sheet”) sets forth certain of the principal terms for the Replacement Secured First Lien Term Loan referred to in that certain Peabody Energy Corporation Plan Term Sheet, dated as of December 22, 2016 (together with the exhibits and other attachments thereto, the “Plan Term Sheet”). Capitalized terms used and not otherwise defined in this Replacement 1L Term Loan Term Sheet have the meanings assigned thereto in the Plan Term Sheet. This Replacement 1L Term Loan Term Sheet shall be subject to the disclaimers and other provisions of the Plan Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof and of the Plan Term Sheet (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) are subject to mutual approval and agreement of the Borrower and the Effective Date Lenders referred to herein. All references to the Plan Term Sheet and any exhibits thereto refer to the Plan Term Sheet in effect as of December 22, 2016 and exclude any amendments thereto, absent the written agreement of the Required First Lien Co-Proponents.

Borrower:	Peabody Energy Corporation, a reorganized Delaware corporation (the “Company” or the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect domestic subsidiaries (which shall exclude any domestic subsidiary of any foreign subsidiary), whether now owned or hereafter formed or acquired, subject to certain exceptions to be agreed (together with the Borrower, the “Loan Parties”). Notwithstanding the foregoing, but subject to the last sentence of this paragraph, the Guarantors shall not include (i) P&L Receivables Company LLC, Sterling Centennial Missouri Insurance Corp., Peabody IC Funding Corp. and Peabody IC Holdings LLC, or future permitted securitization and captive insurance entities, (ii) Peabody Holdings (Gibraltar) Limited, any future domestic subsidiary of any foreign subsidiary, and any domestic subsidiary formed or acquired on or after the Effective Date substantially all of the assets of which consist of the equity interests of foreign subsidiaries (a “FSHCO”) to the extent the inclusion of any FSHCO would cause adverse tax consequences to the Loan Parties; provided that any such FSHCO may only be excluded pursuant to this clause (ii) so long as such subsidiary (x) does not conduct any substantial business or activities other than direct or indirect ownership of equity interests in or debt owed by foreign subsidiaries or FSHCOs (except for immaterial assets and activities reasonably related or ancillary thereto) and (y) does not incur, and is not otherwise liable for, any material indebtedness or other material liabilities (other than intercompany indebtedness permitted pursuant to the First Lien Debt), and provided further that any subsidiary, whether now owned or hereafter formed or acquired, that holds equity of Peabody Holdings (Gibraltar) Limited, shall be a guarantor, and (iii) unrestricted subsidiaries. Notwithstanding the foregoing, if there is a change in law after the Effective Date that would permit foreign subsidiaries, FSHCOs, and any domestic subsidiaries of a foreign subsidiary or FHSCO to be guarantors without causing any adverse tax consequences to the Borrower, the Borrower shall cause each foreign subsidiary, FSHCO, and any domestic subsidiary of a foreign subsidiary or FSHCO to become a guarantor (other than, in each case, unrestricted subsidiaries) to the extent that joining such entity as a guarantor would not cause an adverse tax consequence to the Borrower.

Exhibit 1-1

As of the Effective Date, the Guarantors shall include, among others, each of the Company’s existing direct and indirect subsidiaries that guaranteed the obligations under the DIP Facility Credit Agreement (including Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC)) and/or the prepetition Second Lien Notes.

Subsidiaries of the Company designated as “unrestricted subsidiaries” as of the Effective Date are to be mutually agreed. The designation of additional unrestricted subsidiaries after the Effective Date shall be subject to (a) the absence of a default, and (b) other conditions and limitations to be agreed. Notwithstanding the foregoing, none of Peabody Investments Corporation, Peabody IC Funding Corp., Peabody Holdings (Gibraltar) Limited, Peabody Investments (Gibraltar) Limited or Peabody Global Funding, LLC shall be designated as unrestricted subsidiaries.

Administrative Agent:	An affiliate of Citibank, N.A. shall act as administrative agent in respect of the Replacement Secured First Lien Term Loan (the “Administrative Agent”).

Effective Date Lenders:	Each holder of a Secured First Lien Lender Claim.

Principal Amount:	Up to $1.5 billion, provided that the maximum principal amount of the Replacement Secured First Lien Term Loan shall be reduced, on a dollar-for-dollar basis, by (1) the principal amount of the Exit Facility on the Effective Date (as defined below), net of any upfront fees associated therewith that are netted from the amount funded on the Effective Date, (2) cash and cash equivalents of the Company and its subsidiaries (excluding such amounts constituting restricted cash of the Company and its subsidiaries in accordance with GAAP, “Unrestricted Cash”) as of the Effective Date after giving effect to the transactions contemplated by the Plan Term Sheet and accounting for all cash payments required to be made in connection with confirmation of the Plan (including payment of all Administrative Expense Claims and Priority Tax Claims) in accordance with the terms of the PSA (the “PSA Transactions”) in excess of $800 million and (3) the amount of any aggregate net proceeds from the Section 1145 Rights Offering and the Private Placement (or any similar transaction agreed to pursuant to the PSA) (any such transaction, an “Equity Offering”) in excess of $1.5 billion.

Closing Date:	The Effective Date.

Maturity Date:	Five (5) years after the Effective Date.

Interest Rate:	LIBOR Rate (subject to a LIBOR floor of 1.0%) + 900 bps (the “Margin”), payable quarterly in arrears in cash (and with typical LIBOR interest period mechanism). Notwithstanding the foregoing, the Margin shall be increased (by up to but no more than 175bps) on a bp-for-bp basis, based on the greater of the increase in yield for (i) the Bloomberg BVAL U.S. Corporate B+/B/B- BVAL 5 Year Yield Curve and (ii) the Bank of American Merrill Lynch U.S. Metals & Mining High Yield Index, in each case, measured for the ten trading day period ending on December 22, 2016 as compared to the ten trading day period ending on the day prior to the Effective Date; provided further, that any decrease in such yield will not result in a decrease in the Margin or LIBOR floor.

Exhibit 1-2

Additional PIK Interest:

Beginning on the 6-month anniversary of the Effective Date, additional PIK interest of 100bps per annum shall accrue on a quarterly basis (including on capitalized PIK interest), if either (a) the Replacement Secured First Lien Term Loan has not received a facility credit rating from S&P, Moody’s or Fitch or (b) the facility credit rating assigned to the Replacement Secured First Lien Term Loan is below B- by S&P or Fitch or below B3 by Moody’s.

Beginning on the 12-month anniversary of the Effective Date, either (a) additional PIK interest of 200bps per annum, accruing on a quarterly basis, shall accrue (including on capitalized PIK interest) if the aggregate principal amount of funded indebtedness of the Company secured by first priority liens (excluding the ABL Facilities (defined below), capital leases and other purchase money financings) (“First Lien Debt”) of the Borrower exceeds $1.125 billion or (b) additional PIK interest of 100bps per annum, accruing on a quarterly basis, shall accrue (including on capitalized PIK interest) if the aggregate First Lien Debt obligations of the Borrower are greater than $750 million and less than or equal to $1.125 billion, provided that, for purposes of calculating the amount of the aggregate First Lien Debt obligations of the Borrower, the First Lien Debt obligations shall be deemed to be increased by the amount by which Unrestricted Cash is less than $800 million.

Default Rate:	2% per annum (additive to “Interest Rate” above). The Default Rate shall be imposed automatically on any Event of Default resulting from the failure of the Borrower to pay any scheduled principal installment when due or any scheduled interest payment within five days of the date due or any Event of Default resulting from the insolvency or bankruptcy of the Borrower, and may be imposed upon the written election of the holders of a majority of the outstanding principal amount of the Replacement Secured First Lien Term Loan while any other Event of Default is continuing.

Amortization:	The principal amount of the Replacement First Lien Term Loan shall be repayable in quarterly installments equal to 0.75% of the original principal amount of the Replacement First Lien Term Loan as of the Effective Date.

Collateral:	The Replacement First Lien Term Loan shall be secured by a security interest on substantially all of the existing and after-acquired assets of the Borrowers and Guarantors (including, without limitation, liens on current assets, equipment, intellectual property, material real property (subject to thresholds to be agreed), leaseholds in real property (on a commercially reasonable efforts basis), licenses and a pledge of 100% of equity interest of Peabody IC Funding Corp and other domestic subsidiaries and, subject to the last sentence of this paragraph, a pledge limited to 65% of the equity interests in first tier foreign subsidiaries and FSHCOs formed or acquired on or after the Effective Date (to the extent the pledge of such FSHCO would result in an adverse tax consequences), subject to customary carve-outs) and a pledge limited to 65% of the equity interests in Peabody Investments (Gibraltar) Limited, which liens shall in each case be first in priority with respect to assets other than “ABL Priority Collateral” (to be limited to accounts receivables, cash other than identifiable proceeds of non-ABL Priority Collateral and inventory) and second in priority with respect to all ABL Priority Collateral. Notwithstanding the foregoing, but subject to the last sentence of this paragraph, none of the equity interests in Peabody Holdings (Gibraltar) Limited, and none of the equity interests in any domestic subsidiary of a foreign subsidiary or in any

Exhibit 1-3

subsidiary, whether now owned or hereafter formed or acquired, substantially all the assets of which consist of equity of Peabody Holdings (Gibraltar) Limited, shall be pledged. Notwithstanding the forgoing, if there is a change in law after the Effective Date that in each case, without causing any adverse tax consequences, would permit the Borrower (a) to pledge 100% of any foreign subsidiary, any FSHCO, or any domestic subsidiary of a foreign subsidiary or FSHCO (including, without limitation, Peabody Investments (Gibraltar) Limited and Peabody Holdings (Gibraltar) Limited)), the Borrower shall or shall cause the 100% of equity interests of each such foreign subsidiary, FSHCO, or any domestic subsidiary of a foreign subsidiary or FSHCO to be pledged hereunder to the extent that doing so would not cause an adverse tax consequence to the Borrower, or (b) if requested by the lenders, to cause the relevant entities described in this sentence to pledge their operating assets, the Borrower shall cause such entities to pledge their operating assets to the extent that doing so would not cause an adverse tax consequence to the Borrower.

The Loan Parties shall, not later than the date that is 90 days following the Closing Date (or such later date as the Administrative Agent shall agree in its discretion), cause all deposit accounts and securities accounts of the Loan Parties, subject to customary exceptions to be agreed, to be subject to control agreements for the benefit of the Lenders satisfactory to the Administrative Agent in its reasonable discretion.

The liens securing the Replacement First Lien Term Loan shall not be subject to any “principal property cap” or similar cap limiting either the amount of debt subject to such liens or the amount or value of asset subject to such liens from time to time.

The liens securing the Replacement First Lien Term Loan shall, if applicable, be subject to an intercreditor agreement (the “Intercreditor Agreement”) between the collateral trustee for the New Second Lien Notes referred to in the Plan Term Sheet and the collateral agent for the Replacement First Lien Term Loan. The terms of the Intercreditor Agreement in no event shall be less favorable in any material respect to the holders of the Replacement Secured First Lien Term Loan than the terms of the existing intercreditor agreement governing the relative rights of the lenders under the prepetition First Lien Credit Agreement and the holders of the prepetition Second Lien Notes referred to in the Plan Term Sheet (subject to appropriate modifications to reflect that the liens governed thereby are not subject to any “principal property cap” or similar cap). Pursuant to the Plan, such existing intercreditor agreement shall be terminated in full on the Effective Date.

Commitment Fee:	None

Funding Fee:	A fee equal to 4.0% of the original principal amount of the Replacement Secured First Lien Term Loan on the Effective Date shall be payable in cash on the Effective Date.

Voluntary Prepayments:	The Borrower may repay the Replacement Secured First Lien Term Loan at any time and from time to time in whole or in part without premium or penalty, upon written notice, at the option of the Borrower.

Exhibit 1-4

Mandatory Prepayments:

Mandatory prepayments (at par) shall be required, without duplication, in an amount equal to:

(i) (a) 100% of the net cash proceeds of non-ordinary course sales or dispositions of assets by the Borrower or any restricted subsidiary subject to thresholds and exceptions to be agreed, but not subject to reinvestment rights; provided that, in the case of any such sale or disposition of assets constituting ABL Priority Collateral, the amount of such prepayment will be reduced on a dollar-for-dollar basis by the amount of any repayments of outstanding borrowings or the amount required to cash collateralize letters of credit under the applicable ABL Facility, as a result of such sale or disposition, to be made by the Borrower pursuant to the terms of such ABL Facility; provided, further, that prepayments described in this subclause (i)(a) shall not be required to the extent (but only to the extent) proceeds are generated or received by any foreign subsidiary and repatriation of such proceeds would be prohibited by law, limited by fiduciary duties, or would reasonably be expected to result in any material adverse tax or other Liabilities (it being understood and agreed that (x) the Borrower and its subsidiaries shall be required to use commercially reasonable efforts to take all actions available under applicable law to permit the repatriation of the relevant amounts, (y) if the applicable barrier to repatriation shall cease to exist within 18 months following the date on which such prepayment would otherwise be required to be made, the Borrower or the applicable subsidiary shall repatriate the relevant amounts to the Borrower for application to the Replacement Secured First Lien Term Loan as required above promptly following the date on which the relevant circumstance shall have ceased to exist and (z) the utilization of available net operating losses or other tax attributes or credits shall not constitute a material adverse tax or other liability); and

(b) 100% of the net cash proceeds from the sale of Metropolitan Collieries Pty Ltd (to the extent such sale is consummated after the Effective Date) to the extent that, after any such prepayment under this subclause (i)(b), the Borrower and its subsidiaries shall have Unrestricted Cash of at least $800 million;

(ii) (a) prior to the later of (X) the 12-month anniversary of the Effective Date and (Y) the time at which at least $425 million of the outstanding principal amount of the Replacement Secured First Lien Term Loan has been repaid, the lesser of (1) the amount of Unrestricted Cash in excess of $800 million and (2) 75% of Excess Cash Flow (to be defined in a manner to be agreed, but will be calculated after giving effect to customary adjustments to be agreed for mandatory prepayments of indebtedness), in each case paid quarterly (to be paid on the 10th business day after the filing of the Borrower’s report on Form 10-Q or 10-K, as applicable, or such date that the Borrower is required to have filed its reports on Form 10-Q or 10-K, as applicable (or, if the Borrower shall not be required to file such reports, such date that the Borrower would be required to file such reports if it were a public reporting company in accordance with the Securities Exchange Act of 1934, as amended)); and

Exhibit 1-5

(b) thereafter, subject to further reduction based on first lien gross leverage ratios to be agreed, (X) the lesser of the amount of Unrestricted Cash of the Borrower and its subsidiaries in excess of $800 million and (Y) 50% of Excess Cash Flow (to be paid semi-annually on the 10th business day after the filing of the Borrower’s reports on Form 10-Q for each of the first and third quarter of a fiscal year or such date that the Borrower is required to have filed such forms (or, if the Borrower shall not be required to file such reports, such date that the Borrower would be required to file such reports if it were a public reporting company in accordance with the Securities Exchange Act of 1934, as amended) (the prepayments described in section (ii) hereof, the “Cash Flow Sweep”); and

(iii) 100% of the permanent reduction in the principal balance of the Loan Agreement, dated as of April 11, 2012, among Peabody Investment Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower (the “Intercompany Note”) as of the Effective Date in excess of the sum of (A) an amount equal to the Excess Cash Flow generated by non-domestic subsidiaries of the Borrower on and after the Effective Date, (B) an amount equal to the amount of mandatory prepayments made on account of net cash proceeds from asset dispositions made by any non-domestic subsidiaries on and after the Effective Date and (C) an amount to be agreed.

“Excess Cash Flow” repayments will be reduced by the amount of any voluntary prepayments of the Replacement Secured First Lien Term Loan.

Conditions to Closing:

Customary conditions to be agreed, including, without limitation:

(i) Minimum Unrestricted Cash of $600 million after giving effect to the PSA Transactions on the Effective Date;

(ii) Maximum funded indebtedness of the Borrower and its subsidiaries after giving effect to the PSA Transactions, excluding borrowings under the ABL Facilities, capital leases and similar purchase money financings, as of the Effective Date of $1.95 billion (of which no more than $1.5 billion may be first lien debt) plus, to the extent the Effective Date is after April 3, 2017, the amount of any Incremental New Second Lien Notes;

(iii) The Debtors shall have consummated the Section 1145 Rights Offering and Private Placement and received at least $1.5 billion in gross proceeds therefrom;

(iv) The Debtors shall have attempted, on a best efforts basis, to obtain commitments for the full amount of the Exit Facility, the terms of which are no less favorable to the Debtors, when taken as a whole, than the terms provided for in this Replacement 1L Term Loan Term Sheet as determined by the Debtors in their reasonable business judgment;

(v) All Milestones set forth in the PSA shall have been satisfied (or waived) on the terms set forth therein; and

Exhibit 1-6

(vi) No Unrestricted Cash and none of the proceeds from any Equity Offering shall be applied, or shall have been applied, to reduce the size of the Section 1145 Rights Offering or the Private Placement, repay or reduce the principal amount of the New Second Lien Notes or otherwise repay or satisfy any claims that are junior to the Secured First Lien Lender Claims except as expressly provided pursuant the PSA.

Representations and Warranties:	Usual and customary representations and warranties for facilities of this type.

Affirmative Covenants:	Usual and customary affirmative covenants for facilities of this type, including, without limitation, (i) a covenant to use commercially reasonable efforts to obtain a rating on the Replacement Secured First Lien Term Loan from S&P, Moody’s or Fitch within 6 months of the Effective Date, (ii) preservation of existence, (iii) payment of liabilities, including taxes, (iv) maintenance of insurance, (v) maintenance of properties and leases, (vi) visitation rights, (vii) keeping of records and books of accounts, (viii) compliance with laws; sanctions, (iv) collateral; further assurances, (x) subordination of intercompany loans, (xi) reporting requirements, including delivery of financial statements and compliance certificates, (xii) post-closing covenants and (xiii) creation or ownership of certain subsidiaries, partnerships and joint ventures.

Negative Covenants:

Usual and customary negative covenants for facilities of this type, including, without limitation, restrictions on

(a) indebtedness, including limitations on:

(1) debt at non-guarantor subsidiaries of the Company;

(2) other debt incurrence, liens and guaranties subject to carve-outs TBD, including (i) unsecured debt baskets based on satisfaction of both a total leverage ratio and fixed charge coverage ratio (each to be agreed); (ii) $450 million in New Second Lien Notes, plus any Incremental New Second Lien Notes, plus any accrued and capitalized interest (and refinancing thereof); (iii) one or more or a combination of A/R receivables or securitization facilities and/or ABL facilities in a maximum amount of up to $250 million and secured by a first lien on accounts receivable and inventory (the “ABL Facilities”), it being understood that there may be domestic ABL Facilities and Australian ABL Facilities; and (iv) cash management and hedging obligations baskets secured on a pari passu basis (subject to a $300 million cap) with the First Lien Debt;

(b) repayment or repurchase of subordinated indebtedness, indebtedness secured on a junior lien basis to the Replacement Secured First Lien Term Loan (including the New Second Lien Notes) and unsecured indebtedness, subject to a carve-out for the Borrower’s share of Excess Cash Flow for any fiscal period up to $50 million principal amount in the aggregate per year (plus accrued and unpaid interest on the principal amount of such indebtedness so repaid or repurchased), with no roll-over rights, provided that such repayments or repurchases are only permitted if Unrestricted Cash exceeds $800 million immediately after giving effect to the most recent Cash Flow Sweep and pro forma for such repayments or

Exhibit 1-7

repurchases (it being understood and agreed that the foregoing shall not apply to restrict the cash payment of any regularly scheduled interest in respect of any New Second Lien Notes in accordance with the terms described in the section captioned “Interest” in Exhibit 2 to the Plan Term Sheet or repayments due at scheduled maturity);

(c) liquidations, mergers, consolidations, acquisitions;

(d) disposition of assets or subsidiaries, including the equity interests of subsidiaries;

(e) affiliate transactions;

(f) investments (including acquisitions);

(g) dividends, distributions or similar transfers on (and redemptions and purchases of) equity interests, including:

(1) no cash payments shall be permitted on account of any common or preferred equity of the Company (other than permitted tax distributions); and

(2) no cash payments on account of any principal, interest or premium of junior indebtedness (including indebtedness secured on a junior lien basis to the Replacement Secured First Lien Term Loan and unsecured indebtedness) apart from contractual interest payments, repayments due at scheduled maturity and payments permitted under clause (b) above;

(h) fundamental changes (including dispositions of all or substantially all assets);

(i) transactions with respect to bonding subsidiaries;

(j) hedging transactions;

(k) entering into burdensome agreements, including agreements that restrict distributions by or from the Company’s subsidiaries (including, for the avoidance of doubt, payments of principal, interest and other amounts in respect of the Intercompany Note or other intercompany indebtedness), and the granting of negative pledges;

(l) continuation of or change in business;

(m) changes in accounting practices or fiscal year;

(n) amendments/modification to organization documents or material agreements;

(o) issuance of preferred stock;

(p) use of proceeds in violation of margin regulations; and

Exhibit 1-8

(q) restrictions on activities of the subsidiaries that directly hold equity interests in Peabody Holdings (Gibraltar) Limited consistent with standard limitations on activities of special purpose vehicles, including incurrence and guarantees[1] of indebtedness, pledges of assets, bankruptcy remoteness, amendments to organizational documents, ownership of assets and conduct of business other than activities incidental to the ownership of equity interests in Peabody Holdings (Gibraltar) Limited; and

(r) amendments, waivers or consents in respect of the Intercompany Note and other intercompany loans owed to any Loan Party from time to time or that are outstanding from time to time from the on-lending of proceeds of investments by any Loan Party in subsidiaries that are not Loan Parties (subject to exceptions and materiality thresholds to be agreed, in each case that would reduce the aggregate amount of principal or interest required to be paid thereunder or otherwise extend the date for the making of any required payments principal or interest thereunder, in each case without the prior written consent of the holders of a majority of the outstanding principal amount of the Replacement Secured First Lien Term Loan. Notwithstanding anything to the contrary in the Plan Term Sheet, any reinstatement, offset, cancellation, extinguishment, elimination and/or other settlement (including by way of capital contribution) of the Intercompany Note on the Effective Date shall be subject to the approval of the Requisite First Lien Lender Co-Proponents (as defined in the Plan Term Sheet).

The covenants under the Replacement Secured First Lien Term Loan shall be at least as restrictive as the covenants under the New Second Lien Notes.

Financial Covenants	Maximum Gross Leverage Ratio, measured quarterly and Maximum Capital Expenditures, measured annually; provided that unused capital expenditures may be carried forward to the immediately succeeding fiscal year (and any amounts so carried forward shall be deemed to have been used last in any fiscal year).

Events of Default	Usual and customary for facilities of this type.

Governing Law	New York.

[1]	Any unsecured guaranty by any such FSHCO of New Second Lien Notes will be subordinated in right of payment to Permitted First Lien Indebtedness on terms acceptable to the Requisite First Lien Co-Proponents.

Exhibit 1-9

Exhibit 2 to Plan Term Sheet

Peabody Energy Corporation

Summary of Principal Terms – New Second Lien Notes

This summary of principal terms (this “New 2L Notes Term Sheet”) sets forth certain of the principal terms for the New Second Lien Notes referred to in that certain Peabody Energy Corporation Plan Term Sheet, dated as of December 22, 2016 (together with the exhibits and other attachments thereto, the “Plan Term Sheet”). Capitalized terms used and not otherwise defined in this New 2L Notes Term Sheet have the meanings assigned thereto in the Plan Term Sheet. This New 2L Notes Term Sheet shall be subject to the disclaimers and other provisions of the Plan Term Sheet, as if more fully set forth herein. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Indenture referred to below and related documents (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) shall be consistent with the terms and conditions set forth in this New 2L Notes Term Sheet and otherwise in form and substance satisfactory to each member of the Ad Hoc Group of Second Lien Noteholders in such member’s sole discretion. All references to the Plan Term Sheet and any exhibits thereto refer to the Plan Term Sheet in effect as of December 22, 2016 and exclude any amendments thereto, absent the written agreement of the Requisite Consenting Noteholders.

Issuer	Peabody Energy Corporation, a reorganized Delaware corporation (the “Company”).

Notes Offered	New Second Lien Notes (the “Notes”; the holders of the Notes, the “Holders,” and the indenture governing the Notes, the “Indenture”) in an aggregate principal amount of $450.0 million (plus, if applicable, the principal face amount of any Incremental New Second Lien Notes); provided that the amount of Notes issued on the Effective Date shall be subject to adjustment in connection with cash consideration and/or Additional First Lien Debt distributed to the holders of Second Lien Notes Claims as further described in Part III of the Plan Term Sheet under the section captioned “Classified Claims - Second Lien Notes Claims”; provided, further, that in no event shall the aggregate principal amount of the Notes (including the principal face amount of any Incremental New Second Lien Notes) issued on the Effective Date be less than $250.0 million. The Notes are to be issued on, and as a condition to, the Effective Date (unless cash and/or Additional First Lien Debt in the aggregate amount of $450 million (plus, if applicable, cash and/or Incremental Additional First Lien Debt distributed on account of Incremental Second Lien Notes Claims) is distributed to the holders of Second Lien Notes Claims in lieu of Notes as further described in Part III of the Plan Term Sheet under the section captioned “Classified Claims - Second Lien Notes Claims”).

Second Lien Debt Adjustment	Notwithstanding anything herein to the contrary, to the extent there is a First Lien Full Cash Recovery, the aggregate principal amount of the Additional First Lien Debt and the Notes, as appropriate, permitted to be issued or incurred on the Effective Date shall be reduced, on a dollar-for-dollar basis, by the amount by which Unrestricted Cash (as defined below) as of the Effective Date (after giving effect to the transactions contemplated by the Plan Term Sheet and accounting for all cash payments required to be made in connection with confirmation of the Plan (including payment of all Administrative Expense Claims and Priority Tax Claims) in accordance with the terms of the PSA) exceeds $800 million (the

Exhibit 2-1

“Second Lien Debt Adjustment”). “Unrestricted Cash” means cash and cash equivalents of the Company and its subsidiaries (excluding such amounts constituting restricted cash of the Company and its subsidiaries in accordance with GAAP).

Maturity Date	Six (6) years after the Effective Date; provided that, in the event the latest stated maturity of the Permitted First Lien Indebtedness (as defined below) (as in effect on the Effective Date) is six (6) years or longer after the Effective Date, then the maturity of the Notes shall be the 91st day after such latest stated maturity (as in effect on the Effective Date); provided, further, that in no event shall the maturity of the Notes be later than the 91st day after the seventh (7th) anniversary of the Effective Date.

Interest

The Notes will bear interest at a per annum rate equal to 3-month LIBOR, plus an applicable margin equal to 300 basis points over the highest all-in yield (calculated and otherwise determined as described below) of any Permitted First Lien Indebtedness outstanding on the Effective Date (disregarding the ABL Facilities (as defined below) for this purpose) (such Permitted First Lien Indebtedness with the highest all-in yield, the “1L Reference Debt”). LIBOR shall be subject to an interest rate floor equal to 1.00% (subject to adjustment as described below). Interest on the Notes shall be payable quarterly in arrears in cash; provided that any applicable portion of interest expressly contemplated below to be payable in kind shall be capitalized on a quarterly basis.

The all-in yield of Permitted First Lien Indebtedness for purposes of identifying the 1L Reference Debt and determining the applicable margin on the Notes shall be determined as follows:

	•	If more than one series or class of Permitted First Lien Indebtedness is outstanding on the Effective Date, the 1L Reference Debt shall be such debt with the highest all-in yield.

	•	With respect to any such Permitted First Lien Indebtedness bearing interest at a rate based on LIBOR, the LIBOR component of such debt shall not be included in the calculation of the all-in yield for such debt; provided that, if such debt is the 1L Reference Debt and has a LIBOR floor greater than the LIBOR floor applicable to the Notes, then the LIBOR floor (but not the applicable margin) applicable to the Notes shall be increased to the extent of such differential between LIBOR floors.

	•	With respect to any such Permitted First Lien Indebtedness bearing interest at a fixed rate, the all-in yield shall be calculated as described below, minus 1.50%.

	•	To the extent any Permitted First Lien Indebtedness requires any portion of interest on such debt to be paid in kind with an increase to the principal amount of such debt at specified times during the term of such debt or upon the occurrence of certain conditions (“1L PIK Interest,” and the per annum interest rate for such 1L PIK Interest, the “PIK Rate”), then such 1L PIK Interest shall not be included in the calculation of the all-in yield for such debt; provided that, if such debt is the 1L Reference Debt, then the Notes shall bear additional interest, at the PIK Rate, which shall be paid in kind with an increase to the principal amount of the Notes, subject to the same conditions applicable to the 1L PIK Interest; provided, however, that accrual of any such

Exhibit 2-2

paid-in-kind interest on the Notes shall not commence until the second (2nd) anniversary of the Effective Date and any such additional paid-in-kind interest shall cease to the extent the 1L Reference Debt is refinanced within 24 months of the Effective Date and such refinanced debt does not contain paid-in-kind interest provisions.

	•	The all-in yield calculation for any Permitted First Lien Indebtedness (other than the Replacement Secured First Lien Term Loan (as defined below)) shall not include any commitment or similar fees that are (x) paid or payable to any underwriters or arrangers (in their respective capacities as such) of such debt and (y) not shared generally with lenders in the primary syndication of such debt (it being agreed that any OID shall not be subject to this sentence).

As used in this section, “all-in yield” means, as to any series or class of Permitted First Lien Indebtedness, the yield to maturity of such debt, whether in the form of interest rate, margin, OID, commitment fees, upfront or similar fees (including, with respect to the Replacement Secured First Lien Term Loan, the “funding fee” referred to in Exhibit 1 to the Plan Term Sheet, provided that the maximum amount of such “funding fee” included in this calculation for the Replacement Secured First Lien Term Loan shall not be more than 300 basis points) or a LIBOR or other interest rate floor (subject to the provisions above), in each case, incurred or payable by the Company generally to all lenders or initial purchasers of such debt or other financing sources (including, as applicable, the Backstop Parties and any arrangers or underwriters of such debt) providing commitments in respect of such debt; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable debt). “Replacement Secured First Lien Term Loan” means any replacement secured first lien debt issued to any of the holders of Secured First Lien Lender Claims as part of the treatment for such Claims or other first lien debt committed to by the Backstop Parties in connection with the treatment for such Claims.

If the holders of any Permitted First Lien Indebtedness receive any non-cash consideration, then (a) such non-cash consideration shall not be included in calculating the all-in yield of such debt and (b) the Holders of the Notes shall receive the same non-cash consideration on a proportionate basis relative to the aggregate principal amount of Notes issued on the Effective Date compared to the aggregate principal amount of the applicable tranche(s) of Permitted First Lien Indebtedness receiving such consideration.

The Indenture will contain customary “AHYDO” catch-up payment provisions applicable to debt with a term of more than five years.

Default Rate:	2% per annum (additive to the interest rate otherwise applicable to the Notes, as described above). The Default Rate shall be imposed automatically on any default under the Indenture resulting from the failure of the Company to pay any scheduled principal installment when due or any scheduled interest payment within five days of the date due or any event of default resulting from the insolvency or bankruptcy of the Company or any Guarantor (as defined below), and may be imposed upon the written election of the Holders of a majority of the outstanding principal amount of the Notes while any other event of default is continuing.

Exhibit 2-3

Guarantees, Collateral and Certain Intercreditor Matters

The Notes shall be jointly and severally guaranteed by (a) each of the Company’s existing or hereafter formed or acquired direct and indirect domestic subsidiaries (which shall exclude any domestic subsidiary of any foreign subsidiary), subject to certain exceptions to be agreed, and (b) each other subsidiary of the Company that, as of the Effective Date or from time to time thereafter, guarantees any Permitted First Lien Indebtedness (as defined below) or certain other debt to be agreed (such entities guarantying the Notes, collectively, the “Guarantors”; the Company collectively with the Guarantors, the “Note Parties”). Notwithstanding the foregoing, but subject to the last sentence of this paragraph, the Guarantors shall not include (i) P&L Receivables Company LLC, Sterling Centennial Missouri Insurance Corp., Peabody IC Funding Corp. and Peabody IC Holdings LLC, (ii) future permitted special purpose securitization entities and permitted captive insurance entities, (iii) unrestricted subsidiaries and (iv) Peabody Holdings (Gibraltar) Limited and any future domestic subsidiary of any foreign subsidiary and any domestic subsidiary formed or acquired on or after the Effective Date substantially all of the assets of which consist of the equity interests of foreign subsidiaries (a “FSHCO”) to the extent the inclusion of any FSHCO would cause adverse tax consequences to the Note Parties; provided that any such FSHCO may only be excluded pursuant to this clause (iv) so long as such subsidiary (x) does not conduct any substantial business or activities other than direct or indirect ownership of equity interests in or debt owed by foreign subsidiaries or FSHCOs (except for immaterial assets and activities reasonably related or ancillary thereto) and (y) does not incur, and is not otherwise liable for, any material indebtedness or other material liabilities (other than intercompany indebtedness permitted pursuant to the Indenture); provided, further, that any subsidiary, whether now owned or hereafter formed or acquired, that holds equity of Peabody Holdings (Gibraltar) Limited, shall be a guarantor. Notwithstanding the foregoing, if there is a change in law after the Effective Date that would permit foreign subsidiaries, FSHCOs, and any domestic subsidiaries of a foreign subsidiary or FSHCO to be guarantors without causing any adverse tax consequences to the Company, the Company shall cause each foreign subsidiary, FSHCO, and any domestic subsidiary of a foreign subsidiary or FSHCO to become a guarantor (other than, in each case, unrestricted subsidiaries) to the extent that joining such entity as a guarantor would not cause an adverse tax consequence to the Company.

As of the Effective Date, the Guarantors shall include, among others, each of the Company’s existing direct and indirect subsidiaries that guaranteed the obligations under the DIP Facility Credit Agreement (including Peabody Global Funding, LLC (f/k/a Global Center for Energy and Human Development, LLC)) and/or the prepetition Second Lien Notes.

The Notes shall be secured by liens on substantially all of the existing and after-acquired assets of the Company and the Guarantors, including, without limitation, (a) a pledge (i) of 100% of the equity interests of Peabody IC Funding Corp and other domestic subsidiaries, (ii) subject to the last sentence of this paragraph, limited to 65% of the equity interests in first tier foreign subsidiaries and FSHCOs now existing or hereafter formed or acquired (to the extent the pledge of 100% of the equity interests of any such entity would result in an adverse tax

Exhibit 2-4

consequence to the Note Parties) and (iii) of intercompany debt owed to the Company or any Guarantor, and (b) liens on current assets, equipment, intellectual property, material real property (subject to thresholds to be agreed), leaseholds in real property (on a commercially reasonable efforts basis), and licenses. Assets constituting collateral shall be subject to customary exceptions to be agreed, which exceptions shall in no event be less favorable in any material respect to the Holders than the definition of “Excluded Assets” (as defined in the prepetition First Lien Credit Agreement). Notwithstanding the forgoing, if there is a change in law after the Effective Date that in each case without causing any adverse tax consequences, would permit a Note Party (a) to pledge 100% of any foreign subsidiary, any FSHCO, or any domestic subsidiary of a foreign subsidiary or FSHCO (including, without limitation, Peabody Investments (Gibraltar) Limited and Peabody Holdings (Gibraltar) Limited)), the Company shall or shall cause the 100% of equity interests of each such foreign subsidiary, FSHCO, or any domestic subsidiary of a foreign subsidiary or FSHCO to be pledged hereunder to the extent that doing so would not cause an adverse tax consequence to the Company, or (b) if requested by the trustee or the Holders of a majority of the outstanding principal amount of the Notes, to cause the relevant entities described in this sentence to pledge their operating assets, the Company shall cause such entities to pledge their operating assets to the extent that doing so would not cause an adverse tax consequence to the Company.

Notwithstanding the foregoing (but subject to the last sentence of the immediately preceding paragraph), (i) none of the equity interests of Peabody Holdings (Gibraltar) Limited (“Gib1”) shall be pledged, (ii) any subsidiary of the Company directly or indirectly owning any equity interests of Gib1 shall be a Guarantor (it being agreed that any such direct owner that is a FSHCO, substantially all the assets of which consist of equity interests of Gib1, shall be permitted to be an unsecured Guarantor (the “Unsecured Guarantors”) and shall not be required to have its equity pledged to secure the Notes, to the extent that a secured guaranty and such an equity pledge would have adverse tax consequences to the Note Parties), (iii) Gib1 shall pledge 65% of the equity interests of Peabody Investments (Gibraltar) Limited (“Gib2”) and (iv) the equity interests of Gib1 and any Unsecured Guarantor shall not otherwise be pledged to secure other obligations. The guaranty of the Notes provided by any permitted Unsecured Guarantor shall be subordinated in right of payment to any guaranty of Permitted First Lien Indebtedness provided by such Unsecured Guarantor on terms reasonably acceptable to the Ad Hoc Group of Second Lien Noteholders.

The collateral securing the Notes shall include any assets subject to liens securing any Permitted First Lien Indebtedness (other than any Australian ABL Facility) and other debt to be agreed, and the liens securing the Notes shall be junior in priority to the liens securing any such Permitted First Lien Indebtedness.

The liens securing the Notes shall not be subject to any “principal property cap” or similar cap limiting either the amount of debt subject to such liens or the amount or value of asset subject to such liens from time to time.

The liens securing the Notes shall be subject to an intercreditor agreement (the “Intercreditor Agreement”) between the collateral trustee for the Notes and the collateral agent(s) for any Permitted First Lien Indebtedness. The terms of the

Exhibit 2-5

Intercreditor Agreement in no event shall be less favorable in any material respect to the Holders than the terms of the existing intercreditor agreement governing the relative rights of the lenders under the prepetition First Lien Credit Agreement and the holders of the prepetition Second Lien Notes (subject to appropriate modifications to reflect that the liens governed thereby are not subject to any “principal property cap” or similar cap). Pursuant to the Plan, such existing intercreditor agreement shall be terminated in full on the Effective Date.

Special Limitations on the Activities of certain Subsidiaries	The Unsecured Guarantors, any subsidiary that directly holds equity interests in Gib1 and other subsidiaries to be agreed shall be subject to customary special purpose entity restrictions, including bankruptcy remoteness and special limitations on (i) incurrence and guarantees of indebtedness, (ii) pledges of assets, (iii) conduct of business activities unrelated to owning certain assets (in the case of any Unsecured Guarantor, unrelated to owning equity interests of Gib1), (iv) ownership of assets, (v) dispositions or other transfers of assets and (vi) amendments to their organizational documents. The organizational documents of such subsidiaries shall be required to be amended to reflect such special purpose entity restrictions and provide that further modification thereof is subject to the prior written consent of the Holders of a majority of the outstanding principal amount of the Notes.

Unrestricted Subsidiaries	Subsidiaries of the Company designated as “unrestricted subsidiaries” as of the Effective Date are to be mutually agreed. The designation of additional unrestricted subsidiaries after the Effective Date shall be subject to (a) the absence of a default under the Indenture, and (b) other conditions and limitations to be agreed. Notwithstanding the foregoing, none of the entities identified on Annex A hereto or any direct or indirect parent company of any such entity shall be designated as unrestricted subsidiaries.

Optional Redemption	Redeemable, in whole or in part, without premium or penalty.

Change of Control Repurchase Offer	101% mandatory repurchase offer upon the occurrence of a change of control (customary definition to be agreed).

Asset Sale Proceeds Mandatory Prepayment	Mandatory prepayment (at par) in an amount equal to (i) 100% of the net proceeds from asset sales by the Company or its restricted subsidiaries (subject to exceptions to be agreed, including exceptions for certain ordinary course or de minimis sales) and (ii) 100% of the permanent reduction in the principal balance of the Loan Agreement, dated as of April 11, 2012, among Peabody Investment Corp., as lender, and Peabody Energy Australia Pty Ltd, as borrower (the “PIC Intercompany Note”) as of the Effective Date in excess of the sum of (A) an amount equal to the Excess Cash Flow generated by non-domestic subsidiaries of the Company on and after the Effective Date, (B) an amount equal to the amount of mandatory prepayments of the Notes and any Permitted First Lien Indebtedness made on account of net cash proceeds from asset dispositions made by any non-domestic subsidiaries on and after the Effective Date and (C) an amount to be agreed, in any such case, except to the extent such amounts are applied to prepay any Permitted First Lien Indebtedness (other than any revolving or similar credit facility) then outstanding.

Exhibit 2-6

Excess Cash Mandatory Prepayment

The Company will be required to make mandatory prepayments of the Notes in an amount equal to the lesser of (x) 25% of Excess Cash Flow (to be defined no less favorable to the Holders than the definition of “Excess Cash Flow” in the definitive documents governing the Permitted First Lien Indebtedness as in effect on the Effective Date) for the applicable fiscal period and (y) the difference between (i) 75% of Excess Cash Flow for the applicable fiscal period minus (ii) the Excess Cash Flow mandatory prepayment percentage applied ratably to outstanding Permitted First Lien Indebtedness (or, if Excess Cash Flow mandatory prepayments on Permitted First Lien Indebtedness are not applied ratably, the aggregate of all Excess Cash Flow mandatory prepayment percentages actually applied to prepay the Permitted First Lien Indebtedness); provided that (A) any liquidity, minimum cash or similar threshold for an Excess Cash Flow mandatory prepayment shall be no less favorable to the Holders than any such threshold for “Excess Cash Flow” or “Cash Flow Sweep” summarized in Exhibit 1 to the Plan Term Sheet and (B) any payment restrictions applicable to any Excess Cash Flow mandatory prepayment shall be no less favorable to the Holders than the payment restrictions for “Excess Cash Flow” summarized in Exhibit 1 to the Plan Term Sheet.

Notwithstanding the above, for so long as any Replacement Secured First Lien Term Loans remains outstanding and the Excess Cash Flow required to be prepaid (and actually prepaid) under such Replacement Secured First Lien Term Loans in any fiscal year is less than 75%, the Company will be required to make mandatory prepayments of the Notes in an amount equal to 25% of Excess Cash Flow (as defined in and calculated under the definitive documents governing the Replacement Secured First Lien Term Loans as in effect on the Effective Date) for the applicable fiscal period, subject to the thresholds, payment restrictions and other terms and conditions set forth in Exhibit 1 to the Plan Term Sheet.

No amendment or refinancing of the Permitted First Lien Indebtedness shall be permitted to modify the terms of the Excess Cash Flow mandatory prepayments in a manner that is adverse in any material respect to the Holders.

Excess Cash Flow mandatory prepayments of the Notes shall be made no less frequently than on an annual basis, and, in the case of an annual mandatory prepayment, no later than 30 days after the date on which the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Securities and Exchange Commission or, if the Company is not required to file such reports, the date on which the Company’s audited annual financials for its most recently completed fiscal year are delivered under the Indenture (or, if earlier, 30 days after the date on which the annual financials for such fiscal year were required to be delivered under the Indenture), commencing with the Company’s fiscal year ending December 31, 2018; provided that (i) the Excess Cash Flow mandatory prepayment for the Notes for any applicable fiscal period shall be made no later than five (5) business days after the Excess Cash Flow mandatory prepayment for such fiscal period is made in respect of any Permitted First Lien Indebtedness and (ii) in the event that any Permitted First Lien Indebtedness requires Excess Cash Flow mandatory prepayments more frequently than on an annual basis for any fiscal period (e.g., quarterly or semi-annually), then Excess Cash Flow mandatory prepayments of the Notes shall be determined and required on the same periodic basis applicable to such Permitted First Lien Indebtedness.

Exhibit 2-7

Financial Covenants	The Indenture shall contain financial maintenance covenants identical to the most restrictive financial maintenance covenants contained in any definitive documentation for any Permitted First Lien Indebtedness outstanding from time to time; provided that, in the event the requisite holders of such Permitted First Lien Indebtedness amend or waive compliance with the financial maintenance covenants applicable to such Permitted First Lien Indebtedness, a corresponding amendment or waiver shall automatically apply to the financial maintenance covenants contained in the Indenture.

Permitted ABL Facilities	One or more of a combination of A/R receivables or securitization facilities and/or ABL facilities in an aggregate principal amount not to exceed the U.S. dollar equivalent of $250 million, on customary terms for facilities of such type (together with any refinancing or replacement facilities of such type, the “ABL Facilities”). The ABL Facilities will be secured by a first priority lien on the ABL Priority Collateral (as defined in Exhibit 1 to the Plan Term Sheet) and, in the case of domestic ABL Facilities that are not A/R receivables or securitization facilities, by a second priority lien on the other collateral securing the Notes. It is understood that there may be domestic ABL Facilities and Australian ABL Facilities.

Certain Intercompany Claims	Notwithstanding anything to the contrary in the Plan Term Sheet, any reinstatement, offset, cancellation, extinguishment, elimination and/or other settlement (including by way of capital contribution) of the PIC Intercompany Note on the Effective Date shall be subject to the approval of the Ad Hoc Group of Second Lien Noteholders. The Indenture shall include restrictions on amendments, waivers or consents in respect of (i) the PIC Intercompany Note and (ii) other intercompany loans owed to any Note Party from time to time or that are outstanding from time to time from the on-lending of proceeds of investments by any Note Party in subsidiaries that are not Note Parties (subject to exceptions and materiality thresholds to be agreed), in any such case, that would reduce the aggregate amount of principal or interest required to be paid thereunder or otherwise extend the date for the making of any required payments principal or interest thereunder, in each case without the prior written consent of the Holders of a majority of the outstanding principal amount of the Notes.

Certain Covenants	The Indenture shall contain high-yield bond covenants and other covenants and restrictions to be negotiated, including:

• Limitations on debt incurrence, liens and guaranties applicable to the Company and its restricted subsidiaries, capping total secured and unsecured debt at $2.20 billion (plus any interest paid in kind on such debt and, if applicable, the amount of any cash or debt consideration on account of any Incremental Second Lien Notes Claims, minus the amount of any Second Lien Debt Adjustment, minus the amount of any First Lien Debt Adjustment1), subject to certain ordinary course exceptions to be agreed

[1]	“First Lien Debt Adjustment” the reduction of the aggregate principal amount of the Replacement Secured First Lien Term Loan permitted to be issued or incurred on the Effective Date, on a dollar-for-dollar basis, by (i) the amount by which Unrestricted Cash as of the Effective Date (after giving effect to the transactions contemplated by the Plan Term Sheet and accounting for all cash payments required to be made in connection with confirmation of the Plan (including payment of all Administrative Expense Claims and Priority Tax Claims) in accordance with the terms of the PSA) exceeds $800 million and (ii) the amount of any aggregate net proceeds from the Section 1145 Rights Offering and the Private Placement (or any similar transaction agreed to pursuant to the PSA) in excess of $1.5 billion, as described in Exhibit 1 to the Plan Term Sheet in the section captioned “Principal Amount”.

Exhibit 2-8

•	First lien indebtedness consisting of the following (any such indebtedness so secured on a senior basis, collectively, the “Permitted First Lien Indebtedness”):

• the Exit Facility and/or the Replacement Secured First Lien Term Loan issued or incurred on the Effective Date in an aggregate principal amount not to exceed the sum of the following amounts less any amounts prepaid or repaid (not refinanced) thereunder from time to time: (x) $1.5 billion (minus the amount of any First Lien Debt Adjustment), plus (y) the amount of cash consideration and/or Additional First Lien Debt (including any such cash or debt on account of any Incremental Second Lien Notes Claims) distributed to the holders of Second Lien Notes Claims in lieu of Notes as further described in Part III of the Plan Term Sheet under the section captioned “Classified Claims -Second Lien Notes Claims,” plus (z) any interest paid in kind on such first lien indebtedness;

	•	the ABL Facilities in an aggregate principal amount of up to $250 million; and

	•	any refinancing of the foregoing, subject to customary “permitted refinancing” conditions to be agreed, including requirements that any such refinancing debt shall not (i) have a shorter maturity or weighted average life to maturity than the debt being refinanced, (ii) be secured by assets that do not constitute collateral of the debt being refinanced, unless such collateral shall also secure (or be added to secure) the Notes and (iii) be guaranteed by affiliates of the Company that do not guaranty the debt being refinanced unless such guarantor shall also guarantee (or be added to guarantee) the Notes;

•	Additional first lien or second lien debt may be incurred to the extent the proceeds are used to ratably repay all or a portion of the Notes; provided that any such refinancing of the Notes shall be subject to customary “permitted refinancing” conditions to be agreed, including requirements that any such refinancing debt shall not (i) have a shorter maturity or weighted average life to maturity (unless such refinancing debt is first lien debt) than the Notes, (ii) have a greater all-in yield than the Notes, (iii) be secured by assets that do not constitute collateral for the Notes, (iv) be guaranteed by affiliates of the Company that do not guaranty the Notes, (v) in the case of any such second lien refinancing debt, contain more restrictive covenants or events of default than those applicable to the Notes (unless the Holders receive the benefit of such more restrictive terms) and (vi) in the case of any such second lien refinancing debt, contain any mandatory prepayment or redemption provisions that would result in prepayments or redemptions of such debt prior to the Notes;

Exhibit 2-9

• No pari passu or junior lien debt shall be permitted;

• Limitations on acquisition indebtedness;

• Limitations on unsecured indebtedness to be agreed;

• Non-speculative hedging transactions shall be permitted, subject to customary parameters to be agreed, and up to $300 million to the extent a First Lien Full Cash Recovery does not occur on the Effective Date, otherwise $400 million of net exposure under such hedging transactions shall be permitted to be secured by a senior lien on the collateral securing the Notes;

• Any debt outstanding on the Effective Date shall not contain restrictions on the payment or prepayment of the Notes that are less favorable to the Holders than any such restrictions contained in Exhibit 1 to the Plan Term Sheet

•	Limitations on making dividends, distributions or similar transfers on (and redemptions and purchases of) equity interests and other restricted payments (including repayments or repurchases of, or other cash payments on account of, junior lien, subordinated or unsecured debt and the making of investments and acquisitions)

• No cash payments shall be permitted on account of any common or preferred equity of the Company (other than permitted tax distributions);

• No cash payments on junior indebtedness apart from contractual interest payments and repayments due at scheduled maturity; and

• The up to $50 million annual basket referred to in Exhibit 1 of the Plan Term Sheet for repayments and repurchases of junior lien, subordinated or unsecured indebtedness may only be utilized for the Notes

•	Limitations on entering into burdensome agreements, including agreements that restrict distributions by or from the Company’s subsidiaries (including, for the avoidance of doubt, agreements that restrict payments of principal, interest and other amounts in respect of the PIC Intercompany Note and other intercompany indebtedness), and the granting of negative pledges

•	Anti-layering covenant

•	Limitations on the issuance of preferred stock

•	Limitations on fundamental changes, including dispositions of all or substantially all assets, liquidations, mergers, consolidations and acquisitions

•	Limitations on sales of assets, including the equity interests of subsidiaries

•	Limitations on affiliate transactions

•	Limitations on transactions with respect to bonding subsidiaries

•	Limitations on change in business or changes in accounting practices or fiscal year

•	Limitations on amendments/modification to organization documents or material agreements

•	Limitations on the issuance of preferred stock

•	Reporting requirements, including delivery of financial statements and compliance certificates

•	Affirmative covenants to be agreed, including (i) preservation of existence, (ii) payment of liabilities, including taxes, (iii) maintenance of insurance, (iv) maintenance of properties and leases, (v) visitation rights, (vi) keeping of

Exhibit 2-10

records and books of accounts, (vii) compliance with laws; sanctions, (viii) collateral; further assurances, (ix) subordination of intercompany loans, (x) post-closing covenants and (xi) creation or ownership of certain subsidiaries, partnerships and joint ventures

Limitations on Refinancing Restrictions	Permitted First Lien Indebtedness may contain customary “permitted refinancing” conditions to be agreed with respect to restrictions on the refinancing or replacement of the Notes; provided that any such restrictions shall not prohibit such refinancing debt from (i) having a greater all-in yield than the Notes to the extent such additional yield is in the form of interest payable only in kind or (ii) having covenants that are more restrictive than the Notes, so long as such (x) covenants are not more restrictive (when taken as a whole) than the most restrictive terms of any Permitted First Lien Indebtedness then outstanding (provided that the foregoing shall not permit the elimination of any first lien/second lien covenant cushions, standstills or like deviations and/or terms) and (y) without in any manner limiting the preceding clause (x), to the extent any particular clause is more restrictive, it is added for the benefit of the holders of the Permitted First Lien Indebtedness.

Events of Default	The Indenture shall contain event of default provisions customary for high-yield bonds, with certain grace periods and materiality thresholds to be agreed, including, in the case of a default of the financial covenants, a 30-day grace period. Such provisions shall include a cross-acceleration provision with respect to any Permitted First Lien Indebtedness, and cross-default to other indebtedness subject to a materiality threshold to be agreed.

Governing Law	The Notes and the Indenture shall be governed by New York law.

Exhibit 2-11

Annex A to Exhibit 2 to Plan Term Sheet

Peabody Australia Holdco Pty Ltd

Peabody Australia Intermediate Pty Ltd

Peabody COALTRADE Pacific Pty Ltd

Peabody Energy (Gibraltar) Limited

Peabody Energy Australia Pty Ltd.

Peabody Energy Finance Pty Ltd

Peabody Global Funding, LLC

Peabody Holdings (Gibraltar) Limited

Peabody Holland B.V.

Peabody IC Funding Corp.

Peabody IC Holdings, LLC

Peabody International (Gibraltar) Limited

Peabody International Investments, Inc.

Peabody Investments (Gibraltar) Limited

Peabody Investments (Gibraltar) Limited

Peabody Investments Corporation

Peabody MCC (Gibraltar) Limited

Peabody Mining (Gibraltar) Limited

Peabody Netherlands Holding B.V.

U.S. newco to be formed to hold any equity in Peabody Holdings (Gibraltar) Limited

Exhibit 3

Preferred Equity Term Sheet

Term	Description
The Preferred Equity	Mandatorily convertible preferred equity issued by Reorganized PEC that is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over any another class of capital stock issued by the Reorganized Debtors.

Dividend Rate	8.5% per annum, payable semi-annually in kind as a dividend of additional shares of Preferred Equity. Dividends shall accumulate to the extent not paid and shall accrue dividends in the same manner as the outstanding Preferred Equity.

Participation	The Preferred Equity shall participate on an as-converted basis (giving effect to any accrued and unpaid dividends) in any dividend or distribution (whether in cash, securities, debt, or assets, other than common stock dividends), and any payments in connection with a liquidation event, payable on the Reorganized PEC Common Stock.

Liquidation Preference	$25.00 per share of Preferred Equity, plus any accrued but unpaid dividends through, but not including, the date of liquidation or other determination (whether or not declared, prorated for any partial dividend period).

Conversion at the Option of the Holder	The Preferred Equity shall be convertible into Reorganized PEC Common Stock at any time, at the option of the holder of such Preferred Equity, at an initial conversion price based on a discount of 35% to Plan Equity Value (the “Conversion Price”), subject to anti-dilution protection as provided herein. In connection with any optional conversion of the Preferred Equity, the Conversion Price shall be adjusted for accrued but unpaid dividends to, but not including, the conversion date. The Conversion Price for any such optional conversion shall also be adjusted to reflect the Makewhole Amount (if applicable).

Optional Redemption by the Company	Subject to early conversion or other retirement of the Preferred Equity, if at any time following the Effective Date, less than 25% of the total number of shares of Preferred Equity that were issued on the Effective Date remain outstanding, then the Company shall have the right, but not the obligation, to redeem all (but not less than all) of the remaining shares of Preferred Equity, following thirty (30) days’ notice, at a redemption price equal to the Liquidation Preference of such shares of Preferred Equity, payable in cash or shares of Reorganized PEC Common Stock at Reorganized PEC’s election; provided that the

Term	Description
Company shall not redeem any shares of Preferred Equity for cash during any time that any obligations under the Replacement Secured First Lien Term Loan remain outstanding. The Conversion Price for any such optional redemption shall also be adjusted to reflect the Makewhole Amount (if applicable).

Mandatory Conversion

Conversion Threshold. Beginning on the Effective Date, each outstanding share of Preferred Equity shall automatically convert (unless previously converted at the option of the holder of such Preferred Equity or pursuant to an exercise of a conversion right in connection with a Fundamental Change (as defined below)) into a number of shares of Reorganized PEC Common Stock at the Conversion Price (such conversion, the “Mandatory Conversion”) if the volume weighted average price of the Reorganized PEC Common Stock exceeds 130% of the plan common equity value (the “Conversion Threshold”) for at least 45 trading days in a 60 consecutive trading day period, including each of the last 20 days in such 60 consecutive trading day period (such period, the “Mandatory Conversion Period’). The issuance of shares of Reorganized PEC Common Stock pursuant to the Mandatory Conversion shall be effected on the third business day following the expiration of the Mandatory Conversion Period (such date, the “Mandatory Conversion Date”). Notwithstanding the foregoing, during the first 45 trading days post Effective Date, a Mandatory Conversion will be deemed to have occurred if the volume weighted average price of Reorganized PEC Common Stock exceeds 150% of the plan common equity value for at least 10 trading days in a 20 consecutive day trading period, including each of the last 5 days of the 10 trading days when the threshold is achieved.

If the Mandatory Conversion occurs within the first 36 months after the Effective Date, the Conversion Price applicable to such Mandatory Conversion shall also be adjusted to reflect the amount of preferred dividends that would otherwise have been payable within the first 36 months to the extent not already paid (such additional amount, the “Makewhole Amount”). In connection with any Mandatory Conversation after the first 36 months after the Effective Date, the Conversion Price shall only be adjusted for accrued but unpaid dividends as of, but not including, the Mandatory Conversion Date.

Conversion by Holders. At any time following the Effective Date, if holders of at least 66 2⁄3% of all outstanding Preferred Equity (the “Electing Holders”) elect to convert the Preferred

Term	Description
Equity held by them, then all Preferred Equity then outstanding that is not held by the Electing Holders shall automatically convert at the same time and on the same terms as the Preferred Equity held by the Electing Holders. The Conversion Price for such conversion shall be adjusted to reflect the Makewhole Amount (if applicable).

Conversion Upon a Fundamental Change

The Preferred Equity shall automatically convert into shares of Reorganized PEC Common Stock immediately prior to the consummation of a Fundamental Change, approved as provided below under “Voting Rights,” if either (x) at consummation of the Fundamental Change, the price of the Reorganized PEC Common Stock exceeds the Conversion Threshold, or (y) the consideration payable in the Fundamental Change per share of Reorganized PEC Common Stock exceeds the Conversion Threshold and is payable in cash. The Conversion Price for such conversion shall be adjusted to reflect the Makewhole Amount (if applicable).

“Fundamental Change” means a sale of Reorganized PEC, whether by merger, share purchase or otherwise, a sale of substantially all of the assets of Reorganized PEC and its subsidiaries taken as a whole or other business combination transaction involving Reorganized PEC as a result of which the equity holders of Reorganized PEC immediately following the transaction are holders of less than 50% of the equity interests in the surviving entity.

Anti-dilution Protection

If and to the extent not otherwise paid or provided for as contemplated by “Dividend Participation” above, the Conversion Price shall be subject to customary anti-dilution adjustment for:

•     stock splits, reverse stock splits and stock dividends on all or substantially all shares of Reorganized PEC Common Stock;

•     issuance to all or substantially all holders of Reorganized PEC Common Stock of certain warrants or rights to purchase additional shares of Reorganized PEC Common Stock;

•     issuance of Reorganized PEC Common Stock (and/or securities exercisable for or convertible into Reorganized PEC Common Stock) at a price (or exercise price) per share less than 95% of the current market price per share of Reorganized PEC Common Stock;[1] and

[1]

Inclusion of this provision is subject to this provision not causing the Preferred Equity to be treated other than as equity for accounting purposes and not requiring debt [or derivative] accounting treatment (and this provision being the only cause of such treatment).

Term	Description

•     successfully completed above-market self-tender offers and exchanges offers involving the Reorganized PEC Common Stock.

In addition, upon the occurrence of a Fundamental Change, approved as provided below under “Voting Rights,” unless the Preferred Equity is mandatorily convertible immediately prior thereto, the Preferred Equity shall thereafter be convertible into the cash, securities or assets receivable by holders of Reorganized PEC Common Stock in the applicable transaction.

Voting Rights

The Preferred Equity will vote with the Reorganized PEC Common Stock as a single class on an as-converted basis (giving effect to any accrued but unpaid dividends) on all matters submitted to a vote of the holders of Reorganized PEC Common Stock.

The Preferred Equity will be entitled to vote as a separate class in respect of each of the following (with the affirmative vote of a majority of the outstanding Preferred Equity required to approve such matters, except as specified below):

•     Any increase in the authorized amount of the Preferred Equity;

•     Authorization of any class of equity ranking senior to or on par with the Preferred Equity;

•     Any amendment to the terms of the Preferred Equity, which approval shall require the affirmative vote of 2/3 of the outstanding Preferred Equity;

•     Any Fundamental Change requiring approval of the holders of Reorganized PEC Common Stock;

•     Any liquidation or winding-up of Reorganized PEC; and

•     Authorization of dividends on Reorganized PEC Common Stock in excess of $100 million payable to holders of Reorganized PEC Common Stock in any 12-month period.

Registration Rights	Without limiting the Company’s obligations under the Registration Rights Agreement, all holders of Preferred Equity and any shares of Reorganized PEC Common Stock issuable

Term	Description

upon exercise or conversion thereof that constitute “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and all holders that are “affiliates” of Reorganized PEC (as defined in Rule 144(a)(1) under the Securities Act) shall be entitled to customary resale registration rights, including shelf, demand and resale registration (and, for clarity, the Company shall agree that if any person who proposes to make a sale of any such securities would be entitled to such registration rights but for the Company’s view that such proposed seller is not an “affiliate” of Reorganized PEC, then the Company and its legal counsel shall upon request promptly provide, at the Company’s sole expense, such transfer instructions (including instructions regarding the removal of restrictive legends) and legal opinions (on which such proposed seller may rely), and shall undertake, also at the Company’s sole expense, such other actions, as shall be reasonably requested to permit or facilitate such proposed sale to be made without compliance with the volume or manner of sale restrictions of Rule 144 under the Securities Act).

Reorganized PEC shall file a resale shelf registration statement for such holders, and shall use commercially reasonable efforts to cause the registration statement to go effective, as promptly as practicable following the Effective Date, as summarized in more detail in Exhibit 5 under “Registration Rights.”

Stock Exchange Listing	TBD

Accounting Treatment	TBD

Exhibit 4

PEABODY ENERGY CORPORATION

LONG-TERM INCENTIVE PLAN

The following term sheet summarizes the principal terms of a Long-Term Incentive Plan (the “LTIP”) to be sponsored on and after the Effective Date by Reorganized PEC.

General Description of LTIP

Purpose. The purpose of the LTIP is to help align the interests of participants with Reorganized PEC’s shareholders and to recognize, reward and retain the services of executives, other employees, and consultants of Reorganized PEC and its subsidiaries and non-employee directors of Reorganized PEC.

LTIP Pool. The LTIP will provide for a pool of shares of Reorganized PEC Common Stock to consist of 10% of the fully diluted equity (after giving effect to the exercise of the Penny Warrants and the conversion of the Preferred Equity) of Reorganized PEC (the “LTIP Pool”). The LTIP Pool will be used for awards to be granted on the Effective Date and for potential future awards.

Awards. The LTIP will provide for the grant of cash and stock-based awards including stock options, stock appreciation rights, restricted stock, shares of Reorganized PEC Common Stock, restricted stock units, deferred stock, performance units, dividend equivalents and cash incentive awards.

Administration. The LTIP initially will be administered by the Compensation Committee of the Board of Directors of PEC (the “Committee”). Emergence Awards will be allocated and approved by the Committee. Future awards will be allocated and approved by the Post-Emergence Committee (as defined below).

Allocation of Emergence Awards

25.8% of the LTIP Pool (the “Emergence Pool”) will be granted to employees and executives on the Effective Date in the form of restricted Reorganized PEC Common Stock (or units) (“Emergence Awards”). The Emergence Pool will be allocated by the Committee to the six most senior executives as follows:

Executive / Level	Allocation of Emergence Pool

G. Kellow	18.75%
C. Meintjes	6.25%
K. Williamson	6.25%
A. Schwetz	6.50%
V. Dorch	4.38%
B. Galli	3.75%

The remainder of the Emergence Pool (54%) will be allocated by the Committee to other employees prior to the Effective Date.

Terms of Emergence Awards

Normal Vesting.

•     Emergence Awards granted to Directors and above will generally vest ratably on each of the first three anniversaries of the Effective Date if the employee remains employed with Reorganized PEC and its subsidiaries on each applicable vesting date, subject to the accelerated vesting provisions as described below.

•     Emergence Awards granted to employees below the level of Director will generally vest ratably on each of the first two anniversaries of the Effective Date if the employee remains employed with Reorganized PEC and its subsidiaries on each applicable vesting date, subject to the accelerated vesting provisions as described below.

Accelerated Vesting. Emergence Awards will become fully vested upon (i) a participant’s termination of employment by Reorganized PEC and its subsidiaries (or any applicable successors) without Cause or for Good Reason and (ii) a participant’s termination of employment with Reorganized PEC and its subsidiaries (or applicable successors) due to death or Disability. To the extent the Emergence Awards are not replaced upon a Change in Control, the Post-Emergence Committee may convert the awards to cash-settled awards based on the value of the consideration shareholders receive in the Change in Control, as determined by the Post-Emergence Committee.

Forfeiture. Participants will forfeit unvested Emergence Awards upon (i) any voluntary resignation of employment with Reorganized PEC and its subsidiaries (or applicable successors) (other than for Good Reason) and (ii) any termination of employment by Reorganized PEC and its subsidiaries (or applicable successors) for Cause.

Dividend Equivalents. Unvested Emergence Awards will accrue dividend equivalents. Accrued dividend equivalents will be subject to the same vesting and termination provisions as the underlying shares of Reorganized PEC Common Stock to which they relate.

Taxes. Participants will satisfy taxes required to be withheld upon vesting and/or settlement of an Emergence Award through share withholding, subject to compliance with applicable laws.

Future Awards

The remaining LTIP Pool will be granted, on terms and conditions (including allocation and vesting) to be established by the Compensation Committee of the Board of Directors of Reorganized PEC (the “Post-Emergence Committee”), in its discretion.

Restrictive Covenants	Generally, participants will be bound by the standard restrictive covenant agreement which contains non-competition and non-solicitation provisions, among others.
Definition of Cause for Emergence Awards

“Cause” means: (a) any willful fraud, dishonesty or misconduct of the participant that can reasonably be expected to have a detrimental effect on (i) the reputation or business of Reorganized PEC or any of its subsidiaries or affiliates or (ii) the participant’s reputation or performance of his or her duties to Reorganized PEC or any of its subsidiaries or affiliates; (b) willful refusal or failure of the participant to comply with Reorganized PEC’s Code of Business Conduct and Ethics, Reorganized PEC’s Anti- Corruption and Bribery policy or any other material corporate policy of Reorganized PEC; (c) the participant’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (d) the participant’s conviction of, or plea of nolo contendere to (i) any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of Reorganized PEC or any of its subsidiaries or affiliates; or (e) the participant’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the participant’s employment with Reorganized PEC, after being instructed to cooperate by the Chairman and/or Chief Executive Officer or by the Board of Directors of Reorganized PEC, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided that with respect to clause (b) or (c) above, the participant shall have 15 business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by Reorganized PEC. If the participant cures the conduct that is the basis for the potential termination for Cause within such period, Reorganized PEC’s notice of termination shall be deemed withdrawn.

Definition of Change in Control for Emergence Awards	“Change in Control” means the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than Reorganized PEC, a majority-owned subsidiary of Reorganized PEC or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by Reorganized PEC or any of its subsidiaries), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than 50% of the combined voting power of Reorganized PEC’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of

2.

transactions in which Reorganized PEC is involved, other than such a transaction or series of transactions which would result in the shareholders of Reorganized PEC immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the securities of Reorganized PEC or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of Reorganized PEC’s assets; or (iii) approval by Reorganized PEC’s shareholders of a plan of liquidation for Reorganized PEC; or (c) within any period of 24 consecutive months, persons who were members of the Board of Reorganized PEC immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board of Reorganized PEC immediately prior to such 24-month period and who constituted a majority of the Board of Reorganized PEC at the time of such election, cease to constitute a majority of the Board of Reorganized PEC. To the extent required for an award that is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Code”) to comply with Section 409A of the Code, no transaction will be a Change in Control unless it is also a change in the ownership or effective control of Reorganized PEC, or in the ownership of a substantial portion of Reorganized PEC’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5).

Definition of Disability for Emergence Awards

“Disability” means a mental or physical illness that entitles the participant to receive benefits under the long-term disability plan of an employer, or if the participant is not covered by such a plan or the participant is not an employee of an employer, a mental or physical illness that renders a participant totally and permanently incapable of performing the participant’s duties for Reorganized PEC or a subsidiary. Notwithstanding the foregoing, (a) an illness shall not qualify as a Disability if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to any award subject to Section 409A of the Code, Disability shall mean a participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Definition of Good Reason for Emergence Awards	“Good Reason” shall mean (a) “Good Reason” as defined in the participant’s employment agreement with Reorganized PEC, if any; or (b) if the participant does not have an employment agreement with Reorganized PEC or such agreement does not define Good Reason, then: (i) a reduction, other than a reduction that generally affects all similarly-situated executives and does not exceed 10% in one year or 20% in the aggregate over three consecutive years, by Reorganized PEC in the participant’s base salary from that in effect immediately prior to the reduction; (ii) a material reduction, other than a reduction that generally affects all similarly-situated executives, by Reorganized PEC in the participant’s target or maximum annual cash incentive award opportunity or target or maximum annual equity-based compensation award opportunity from those in effect immediately prior to any such reduction; (iii) relocation, other than through mutual agreement in writing between Reorganized PEC and the participant or a secondment or temporary relocation for a reasonably finite period of time, of the participant’s primary office by more than 50 miles from the location of the participant’s primary office as of the agreement date; or (iv) any material diminution or material adverse change in the participant’s duties or responsibilities as they exist as of the agreement date; provided, that (x) if the participant terminates participant’s employment for “Good Reason,” the participant shall provide written notice to Reorganized PEC at least 30 days in advance of the date of termination, such notice shall describe the conduct the participant believes to constitute “Good Reason” and Reorganized PEC shall have the opportunity to cure the “Good Reason” event within 30 days after

3.

receiving such notice, (y) if Reorganized PEC cures the conduct that is the basis for the potential termination for “Good Reason” within such 30 day period, the participant’s notice of termination shall be deemed withdrawn and (z) if the participant does not give notice to Reorganized PEC as described herein within 90 days after an event giving rise to “Good Reason,” the participant’s right to claim “Good Reason” termination on the basis of such event shall be deemed waived.

4.

Exhibit 5

Private Placement and Backstop Commitment Term Sheet

Set forth below are the key terms of (i) a private placement for $750 million of Preferred Equity (the “Private Placement”) and (ii) the backstop of the Section 1145 Rights Offering for up to $750 million of Reorganized PEC Common Stock (the “Backstop Commitment”) and Rights Offering Penny Warrants, in each case in connection with the Plan. As set forth herein, certain holders of Allowed Second Lien Notes Claims and Allowed Claims in Class 5B (the “Claims”) shall have the right and obligation to participate in the Private Placement and the Backstop Commitment according to the following percentages, based on Allowed Claims as of the Record Date, in each case subject to adjustment as provided herein: such holder’s pro rata portion of (i) in respect of Allowed Claims in Class 2, the quotient of (A) $708 million divided by (B) the Allowed Claims in Class 5B plus $708 million; and (ii) in respect of Allowed Claims in Class 5B, the quotient of (A) the Allowed Claims in Class 5B divided by (B) the Allowed Claims in Class 5B plus $708 million (such percentage split hereafter defined as the “Pro Rata Split”). If a holder of Claims elects to participate in the Private Placement, such holder must also agree to participate in the Backstop Commitment, subscribe for its full entitlement in the Section 1145 Rights Offering and become party to the PSA.

The Noteholder Co-Proponents (or the “Initial Parties”) have agreed to subscribe for all Preferred Equity being issued in the Private Placement and to provide the full Backstop Commitment, subject to participation by other creditors as provided herein.

Private Placement
Term	Description
Private Placement:

This Term Sheet describes the Private Placement of shares of Preferred Equity (the “Private Placement Shares”) in the Reorganized Debtors for an aggregate purchase price of $750 million at a price per share consistent with the conversion ratio of Preferred Equity to Reorganized PEC Common Stock detailed in the Preferred Equity Term Sheet under “Conversion at the Option of the Holder.” The aggregate number of Private Placement Shares shall be reasonably acceptable to the Requisite Members of the Noteholder Steering Committee.

For the avoidance of doubt, any Preferred Equity purchased by the Private Placement Parties (as defined below) shall be solely on account of the new money provided in the Private Placement and not on account of such party’s Class 2 or Class 5B Claims.

Private Placement Commitments:	Subject to the terms and conditions of the Private Placement Agreement (as defined below): (i) the Initial Parties have each committed (on a several and not joint basis) to purchase 22.5% of the Private Placement Shares in the aggregate, in accordance with the Pro Rata Split, on a pro rata basis based upon the Initial Parties’ holdings as set forth on the Initial Private Placement Schedule;

(ii) the Initial Parties and the creditors that become Additional Private Placement Parties by 5:00 pm New York City time on the third business day following execution of the Private Placement Agreement (such creditors, the “Phase Two Private Placement Parties”) shall have the exclusive right and obligation (on a several and not joint basis) to purchase 5% of the Private Placement Shares in the aggregate; and according to (a) the Pro Rata Split and (b)(1) with respect to the Initial Parties, on a pro rata basis based on, and calculated using, the Initial Parties’ claim amounts as set forth on the Initial Private Placement Schedule, and, (b)(2) with respect to the Phase Two Private Placement Parties, each Phase Two Private Placement Party’s claim amounts as disclosed to the Initial Parties upon such Phase Two Private Placement Parties’ execution of the Private Placement Agreement; and

(iii) the Initial Parties, the Phase Two Private Placement Parties, and any other Additional Private Placement Parties (together, the “Private Placement Parties”) have each committed (on a several and not joint basis) to purchase their respective Private Placement Percentage of the remaining 72.5% of the Private Placement Shares in the aggregate; provided that, with respect to such 72.5%, if holders of more than two-thirds (2/3) of Allowed Second Lien Notes Claims and/or Unsecured Senior Notes Claims in the respective Class are party to the Private Placement Agreement before the Private Placement Enrollment Outside Date, the Initial Parties shall have the right, but not the obligation, to purchase the full amount of such Preferred Equity that would be allocated to the Initial Parties (a) according to the Pro Rata Split and (b) based on, and calculated using, the claim amounts set forth in the Initial Private Placement Schedule, if holders of exactly two-thirds (2/3) of Allowed Second Lien Notes Claims and/or Unsecured Senior Notes Claims participated in the Private Placement (a “Surplus Preferred Participation Adjustment”), and the Preferred Equity available to Additional Private Placement Parties in the respective Class shall be reduced accordingly on a pro rata basis.

In accordance with the foregoing, the “Private Placement Percentages” means, for any Private Placement Party, a percentage determined by multiplying—

(I)    the Pro Rata Split applicable to the relevant Class of Claims held by such Private Placement Party by—

(II)   (i) if the Surplus Preferred Participation Adjustment shall apply—

(X)   in the case of an Initial Party that has elected[1] to apply the Surplus Preferred Participation Adjustment with respect to the Initial Party’s Claims in such Class (as set forth on the Initial Private Placement Schedule), (A) the amount of the Claims in such Class of such Initial Party (as set forth on the Initial Private Placement Schedule) divided by (B) the amount of two-thirds (2/3) of all Claims within such Class; and

(Y)   in the case of a Phase Two Private Placement Party, the sum of (a) (A) 50% of the amount of the Claims of such Phase Two Private Placement Party (as defined below) in such Class divided by (B) the amount of two-thirds of all Claims within such Class, (b) (A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (II)(i)(X) and/or clause (II)(i)(Y)(a), multiplied by (B) (1) 50% of the amount of the Claims of such Phase Two Private Placement Party in such Class, divided by (2) the amount of all Participating Private Placement Claims[2] within such Class, other than the Claims, or portions thereof, to which clause (II)(i)(X) and/or clause (II)(i)(Y)(a) is applicable; and

(ii)    in the case of (x) any other Private Placement Party, if the Surplus Preferred Participation Adjustment applies, or (y) any Private Placement Party, if the Surplus Preferred Participation Adjustment does not apply—

(A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (II)(i)(X) and/or clause (II)(i)(Y)(a), multiplied by (B) the amount of the Claims of such Private Placement Party in the relevant Class, and divided by (C) the amount of all Participating Private Placement Claims in such Class, other than the Claims, and/or portions thereof (if any), to which clause (II)(i)(X) or clause (II)(i)(Y)(a) is applicable.

Private Placement Agreement:	The Initial Parties and the Debtors shall enter into an agreement, consistent with this Term Sheet and otherwise in form and substance reasonably acceptable to the Initial Parties and the Debtors, setting forth the terms and conditions of the Private Placement (the “Private Placement Agreement”).

[1]	Each Initial Party must elect to apply the Surplus Preferred Participation Adjustment no later than ten (10) business days following the Private Placement Enrollment Outside Date.
[2]	“Participating Private Placement Claims” shall mean Claims within the applicable class held by all Private Placement Parties.

The Private Placement Percentage of each Private Placement Party will be based on the ownership of Claims (as adjusted as set forth above) and will be set forth in a schedule to the Private Placement Agreement (the “Private Placement Schedule”).

The initial commitment schedule attached as Schedule 1(a) hereto (the “Initial Private Placement Schedule”) reflects the percentage allocation of the obligations of the Initial Parties to purchase shares of Preferred Equity in the Private Placement (prior to the addition of Additional Private Placement Parties as contemplated hereby). The Initial Private Placement Schedule shall be amended only upon consent of each of the Initial Parties.

If any Private Placement Party fails to fund the purchase price for the Private Placement Shares required to be purchased by them under the Private Placement Agreement, the Initial Parties shall, on a pro rata basis relative to their respective commitments, fund such amounts that any Private Placement Party fails to fund.

Additional Private Placement Parties:

Holders of Claims will have the opportunity to become Private Placement Parties under the Private Placement Agreement prior to the date that is 20 business days following the Debtors’ filing of the motion seeking entry of the PPA and BCA Approval Order (such order, the “PPA and BCA Approval Motion”, and such date, the “Private Placement Enrollment Outside Date”).

“Additional Private Placement Parties” means, collectively, each party that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that holds Claims and that agrees to (i) participate in the Private Placement by joining the Private Placement Agreement and the PSA in accordance with the foregoing, (ii) join the Backstop Commitment Agreement as a Backstop Party prior to the applicable deadline described herein, and (iii) subscribe for its full entitlement of Rights Offering Shares in the Section 1145 Rights Offering. Initial Parties may be Additional Private Placement Parties with respect only to additional Claims purchased in excess of the Claims held by such Initial Parties as of the execution of the Private Placement Agreement.

Securities Law Exemptions:	The Private Placement Shares shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to Section 4(a)(2) of the Securities Act, or another available exemption from registration.

Implementation of the Private Placement:	The Debtors shall conduct the Private Placement on behalf of the Reorganized Debtors through customary private placement documentation and procedures that are in form and substance reasonably acceptable to the Debtors and the Initial Parties.

Private Placement Premiums:

The Debtors will pay the Private Placement Parties in respect of the Private Placement (i) an initial commitment premium equal to 8.0% of the $750 million committed amount (the “Private Placement Commitment Premium”) and (ii) a 2.5% monthly ticking fee beginning on April 3, 2017 until the Effective Date (with proration for partial months) (the “Private Placement Ticking Premium” and, together with the Private Placement Premium, the “Private Placement Premiums”).

With respect to the Private Placement Commitment Premium, (i) 22.5% shall be allocated to the Initial Parties on a pro rata basis based upon the Initial Parties’ Private Placement Percentages as set forth on the Initial Private Placement Schedule; (ii) 57.5% shall be allocated to the Initial Parties and the Phase Two Private Placement Parties on a pro rata basis based upon their respective Private Placement Commitment (as defined in the Private Placement Agreement); and (iii) 20% shall be allocated to all Private Placement Parties that have executed the Private Placement Agreement at any time prior to the date occurring 15 business days after the filing of the PPA and BCA Approval Motion based upon each Private Placement Party’s Private Placement Percentage. The Private Placement Ticking Premium will be shared pro rata among Private Placement Parties. The Private Placement Premiums shall be payable in Reorganized PEC Common Stock at Plan Equity Value as of the Effective Date. The Reorganized PEC Common Stock issued in connection with the Private Placement Commitment Premium shall be issued after giving effect to the conversion of the Preferred Equity and the exercise of the Penny Warrants, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit 3 of the Term Sheet.

The Private Placement Commitment Premium shall be fully earned and nonrefundable upon entry by the Bankruptcy Court of the PPA and BCA Approval Order. The Private Placement Ticking Premium shall be fully earned and nonrefundable as accrued through the Effective Date.

Pro Rata Split	For purposes of the Private Placement Percentages, the Pro Rata Split shall be determined as of the Record Date.

SECTION 1145 RIGHTS OFFERING AND BACKSTOP COMMITMENT

Term	Description
Rights Offering:

This Term Sheet describes the Section 1145 Rights Offering of rights to purchase units (the “Rights Offering Shares”) consisting of (i) shares of Reorganized PEC Common Stock valued at a 45% discount to Plan Equity Value and (ii) warrants exercisable for 2.5% of the fully diluted Reorganized PEC Common Stock on the Effective Date, in each case after giving effect to the conversion of Preferred Equity, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit 3 herein. The price per unit to be paid in the Section 1145 Rights Offering shall be determined in accordance with the Plan such that the aggregate purchase price for all Rights Offering Shares offered in the Section 1145 Rights Offering shall be $750 million. The holders of Allowed Claims in Classes 2 and 5B as of the Record Date will be permitted to participate in the Section 1145 Rights Offering.

After consultation with counsel and the Noteholder Steering Committee, the Debtors may decrease the number of Section 1145 Equity Rights distributed to holders of Second Lien Notes Claims, Unsecured Senior Notes Claims and General Unsecured Claims in Class 5B as required or instructed by the Bankruptcy Court or the SEC, in each case to allow the Section 1145 Rights Offering to be exempt from registration under the Securities Act of 1933 pursuant to section 1145 of the Bankruptcy Code; provided, however, that (a) in no event shall such decrease in the number of Section 1145 Equity Rights result in a decrease of the aggregate purchase price for all Rights Offering Shares offered in the Section 1145 Rights Offering below $650 million, and (b) in no event shall the price per unit to be paid in the Section 1145 Rights Offering be subject to increase or decrease in connection with such decrease in the number of Section 1145 Equity Rights. In this event, any amounts excluded shall instead be purchased directly by the Backstop Parties pursuant to the Backstop Commitment Agreement.

The Section 1145 Rights Offering will be conducted by the Company on behalf of the Reorganized Debtors, and the Plan will provide that the rights and obligations of the Company hereunder will vest in the Reorganized Debtors on the Effective Date.

Commitments:	Subject to the terms and conditions of the Backstop Commitment Agreement (as defined below), the Initial Parties (together with any Additional Backstop Parties (as defined below), the “Backstop Parties”) have each committed (on a several and not joint basis, and based on, and calculated using, the claim amount set forth in the Initial Backstop Commitment Schedule) to purchase their respective Backstop Commitment Percentage of any unsubscribed Rights Offering Shares (the “Backstop Commitment” and together with the

Private Placement, the “Commitments”); provided, however, that if holders of more than two-thirds (2/3) of Allowed Second Lien Notes Claims and/or Unsecured Senior Notes Claims in the respective Class are parties to the Backstop Commitment Agreement before the Backstop Enrollment Outside Date, the Initial Parties shall have the right, but not the obligation, to elect for their Backstop Commitments to equal the full amount of Backstop Commitments that would be allocated to the Initial Parties (a) according to the Pro Rata Split and (b) based on, and calculated using, the claim amounts set forth in the Initial Backstop Commitment Schedule, if holders of exactly two-thirds (2/3) of Allowed Second Lien Notes Claims and/or Unsecured Senior Notes Claims in the respective Class participated in the Backstop Commitment (a “Surplus Backstop Participation Adjustment”), and the Backstop Commitment available to Additional Backstop Parties in the respective Class shall be reduced accordingly.

In accordance with the foregoing, the “Backstop Commitment Percentages” means, for any Backstop Party, a percentage determined by multiplying—

(I)     the Pro Rata Split applicable to the relevant Class of Claims held by such Backstop Party by—

(II)   (i) if the Surplus Backstop Participation Adjustment shall apply—

(X)   in the case of an Initial Party that has elected[3] to apply the Surplus Backstop Participation Adjustment with respect to the Initial Party’s Claims in such Class (as set forth in the Initial Backstop Commitment Schedule), (A) the amount of the Claims in such Class of such Initial Party (as set forth on the Initial Backstop Commitment Schedule) divided by (B) the amount of two-thirds (2/3) of all Claims within such Class; and

(Y)   in the case of a Phase Two Backstop Party (as defined herein), the sum of (a) (A) 50% of the amount of the Claims of such Phase Two Backstop Party in such Class divided by (B) the amount of two-thirds of all Claims within such Class, plus (b) (A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (II)(i)(X) and/or clause (II)(i)(Y)(a), multiplied by (B) (1) 50% of the amount of the Claims of such Phase Two Backstop Party in such Class, divided by (2) the amount of all Participating Backstop Claims[4] within such Class, other than the Claims, and/or portions thereof (if any) to which clause (II)(i)(X) or clause (II)(i)(Y)(a) is applicable; and

[3]	Each Initial Party must elect to apply the Surplus Backstop Participation Adjustment no later than [three (3)] business days following the Backstop Enrollment Outside Date.
[4]	“Participating Backstop Claims” shall mean Claims within the applicable class held by all Backstop Parties.

(ii)    in the case of (x) any other Backstop Party, if the Surplus Backstop Participation Adjustment applies, or (y) any Backstop Party, if the Surplus Backstop Participation Adjustment does not apply—

(A) one (1) minus the sum of all fractions (if any) determined in accordance with clause (II)(i)(X) and/or clause (II)(i)(Y)(a), multiplied by (B) the amount of the Claims of such Backstop Party in the relevant Class, and divided by (C) the amount of all Participating Backstop Claims within such Class, other than the Claims, and/or portions thereof (if any), to which clause (II)(i)(X) or clause (II)(i)(Y)(a) is applicable.

Backstop Commitment Agreement:

The Initial Parties and the Debtors shall enter into an agreement, consistent with this Term Sheet and otherwise in form and substance reasonably acceptable to the Initial Parties and the Debtors, setting forth the terms and conditions of the Backstop Commitments (the “Backstop Commitment Agreement”).

The Backstop Commitment Percentage of each Backstop Party will be based on the ownership of Claims (as adjusted as set forth above) and will be set forth in a schedule to the Backstop Commitment Agreement (the “Backstop Commitment Schedule”).

The initial backstop commitment schedule attached as Schedule 1(b) hereto (the “Initial Backstop Commitment Schedule”) reflects the initial percentage allocation of the backstop obligations of the Initial Parties to purchase unsubscribed Rights Offering Shares pursuant to their Backstop Commitments (prior to the addition of Additional Backstop Parties as contemplated hereby). The Initial Backstop Commitment Schedule shall be amended only upon consent of each of the Initial Parties.

If any Backstop Parties fail to fund the purchase price for the Rights Offering Shares required to be purchased by them under the Backstop Commitment Agreement, the Initial Parties shall, on a pro rata basis relative to their respective commitments, fund such amounts that any Backstop Party fails to fund.

Additional Backstop Parties:

Holders of Claims will have the opportunity to become Backstop Parties under the Backstop Commitment Agreement prior to the date that is 20 business days following the Debtors’ filing of the PPA and BCA Approval Motion (such date, the “Backstop Enrollment Outside Date”).

“Additional Backstop Parties” means, collectively, each party that is that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor”

as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that holds Claims and that agrees to participate in the Backstop Commitment by joining the Backstop Commitment Agreement and the PSA in accordance with the foregoing. Initial Parties may be Additional Backstop Parties with respect only to additional Claims purchased in excess of the Claims held by such Initial Parties as the execution of the Backstop Commitment Agreement.

Securities Law Exemptions:

The Rights Offering Shares issued pursuant to the Section 1145 Rights Offering (other than on account of Backstop Commitments) shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to section 1145 of the Bankruptcy Code.

The Rights Offering Shares purchased in the Backstop Commitment shall be issued in reliance on the exemption from the registration requirements of the federal securities laws pursuant to Section 4(a)(2) of the Securities Act, or another available exemption from registration.

Implementation of the Section 1145 Rights Offering:

The Debtors shall conduct the Section 1145 Rights Offering on behalf of the Reorganized Debtors through customary subscription documentation and procedures that are in form and substance reasonably acceptable to the Debtors and the Initial Parties.

The commencement and duration of the offering period for the Rights Offering (the “Offering Period”) shall be reasonably acceptable to the Initial Parties.

Subscription rights issued in the Section 1145 Rights Offering to purchase Rights Offering Shares (the “Section 1145 Equity Rights”) will be exercisable during the Offering Period by completing and returning to the rights agent (an agent appointed by the Debtors, and reasonably acceptable to the Initial Parties, to administer the Section 1145 Rights Offering) the applicable subscription form and paying the per share price for each Rights Offering Share to be purchased by wire transfer of immediately available funds to an account designated by the rights agent prior to the expiration of the Offering Period, except that each Backstop Party (except to the extent it has previously been required to fund, and has funded, such amounts in accordance with the terms of the Backstop Commitment Agreement) shall be permitted to fund its per share price for its exercise of Section 1145 Equity Rights and Backstop Commitments promptly following receipt of written notice from the rights agent advising of the amounts to be funded, and such Backstop Parties may fund to the rights agent or an escrow account established pursuant to terms reasonably satisfactory to the Initial Parties. All Backstop Parties shall be required to exercise their Section 1145 Equity Rights by completing and returning the applicable subscription form to the rights agent prior to the expiration of the Offering Period.

Section 1145 Equity Rights are not transferable other than in connection with the transfer of the allowed claims to which Section 1145 Equity Rights relate, in accordance with the terms of the PSA.

If the Section 1145 Rights Offering is terminated for any reason, the funded amounts will be refunded to the applicable participant, without interest, as soon as practicable following termination of the Section 1145 Rights Offering.

The exercise of a Section 1145 Equity Right will be irrevocable unless the Section 1145 Rights Offering is not consummated by the date on which the Private Placement Agreement or the Backstop Commitment Agreement is terminated.

There will be no oversubscription rights under the Section 1145 Rights Offering.

Backstop Premiums:

The Debtors will pay the Backstop Parties in respect of the Backstop Commitment (i) an initial commitment premium equal to 8.0% of the $750 million committed amount (the “Backstop Commitment Premium”) and (ii) a 2.5% monthly ticking fee beginning on April 3, 2017 (with proration for partial months) (the “Backstop Ticking Premium” and, together with the Backstop Commitment Premium, the “Backstop Premiums” and, together with the Private Placement Premiums, the “Commitment Premiums”) The Backstop Ticking Premium and the Private Placement Ticking Premium are referred to herein collectively as the “Ticking Premiums.”

With respect to the Backstop Commitment Premium, (i) 22.5% shall be allocated to the Initial Parties on a pro rata basis based upon the Initial Parties’ Backstop Commitment Percentage as set forth on the Initial Backstop Commitment Schedule; (ii) 57.5% shall be allocated to the Initial Parties and creditors that become Additional Backstop Parties by 5:00 pm New York City time on the third business day following execution of the Backstop Commitment Agreement (the “Phase Two Backstop Parties”) based upon (a) with respect to the Initial Parties, each Initial Party’s Backstop Commitment Percentage, and (b) with respect to Phase Two Backstop Parties, each Phase Two Backstop Party’s Backstop Commitment Percentage; and (iii) 20% shall be allocated to all Backstop Parties that have executed the Private Placement Agreement at any time prior to the date occurring 15 business days after the filing of the PPA and BCA Approval Motion based upon each Backstop Party’s Backstop Commitment Percentage. The Backstop Ticking Premium will be allocated pro rata among Backstop Parties. The Backstop Premiums shall be payable in Reorganized PEC Common Stock at Plan Equity Value as of the Effective Date. The Reorganized PEC Common Stock issued in connection with the Backstop Commitment Premium shall be issued after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity and the exercise of the Penny Warrants, but subject to dilution by the LTIP Shares and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit 3 of the Term Sheet

The Backstop Commitment Premium shall be fully earned and nonrefundable upon entry by the Bankruptcy Court of the PPA and BCA Approval Order. The Backstop Ticking Premium shall be fully earned and nonrefundable as accrued through the Effective Date.

Warrants

On the Effective Date, the Debtors will issue warrants (the “Penny Warrants”) exercisable for 5% of the fully diluted Reorganized PEC Common Stock as of the Effective Date (after giving effect to the reservation and deemed issuance of shares of Reorganized PEC Common Stock for issuance upon the conversion of the Preferred Equity, but subject to dilution by the LTIP Shares, and any post-Effective Date issuances of capital stock, including pursuant to any dividend or make-whole provision described in Exhibit 3 herein), half of which shall be paid to the Initial Parties and half of which shall constitute the Rights Offering Penny Warrants. The Penny Warrants shall have the following terms:

•    Date of Issuance: the Effective Date;

•    Exercise Price: $0.01 per share of Reorganized PEC Common Stock;

•    Term: 90 days;

•    Exercise Trigger: exercisable from and after the Effective Date.

Pro Rata Split	For purposes of the Backstop Commitment Percentages, the Pro Rata Split shall be determined as of the Record Date.

GENERAL
Term	Description
Registration Rights:	Each Private Placement Party and each Backstop Party (including their affiliates who hold Reorganized PEC Common Stock, Preferred Equity or Penny Warrants) and each other creditor that receives 10% or more of the shares of Reorganized PEC Common Stock on a fully-converted basis (including the Reorganized PEC Common Stock issuable upon conversion of the Preferred Equity) issued under the Plan and/or the Section 1145 Rights Offering and cannot sell its shares under Rule 144 under the Securities Act without volume or manner of sale restrictions, together with each such person’s affiliates to whom such person transfers such shares or other securities (collectively, the “Registration Rights Agreement Parties”), shall be entitled to customary registration rights with respect to such Reorganized PEC Common Stock (including shares of Reorganized PEC Common Stock issuable pursuant to the Penny Warrants) and Preferred Equity pursuant to a registration rights agreement to be entered into, as of the Effective Date, by the Reorganized Debtors and the Registration Rights Agreement Parties (the “Registration Rights Agreement”), provided that the Company shall further agree that in any case in which the Company asserts that any Private Placement Party or Backstop Party (including their affiliates who hold Reorganized PEC Common Stock, Preferred Equity or Penny Warrants), or any affiliate of any such person to whom such person has transferred shares or other securities, may sell its shares (no matter the manner herein described under which such shares were acquired) under Rule 144 under the Securities Act without volume or manner of sale restrictions, the Company and its legal counsel shall upon request, and following receipt of all required certifications of such Private Placement Party, Backstop Party or affiliate reasonably requested by the Company or its legal counsel, promptly provide, at the Company’s sole expense, such transfer instructions (including instructions regarding the removal of restrictive legends) and legal opinions (on which such seller may rely), and shall undertake, also at the Company’s sole expense, such other actions, as shall be reasonably requested to permit or facilitate such sale under Rule 144 under the Securities Act.

The Registration Rights Agreement will provide that the Company will (i) file a registration statement on Form S-1 (or other appropriate form) (the “Initial Resale Registration Statement”) no later than 30 days following the Effective Date (the “Filing Deadline”) covering all registrable securities that the holders thereof request to have included therein, (ii) use its reasonable best efforts to have the Initial Resale Registration Statement declared effective by the SEC no later than (X) in the case of a “no review”, the 15th day following the Filing Deadline; (Y) in the case of a “limited review”, the 45th day following the Filing Deadline, and (Z) in the case of a “review,” the 75th day following the Filing Deadline (each such date, as applicable, the “Registration Deadline”) and (iii) use its reasonable best efforts to keep such registration statement continuously effective (including filing any necessary post-effective amendment and/or subsequent registration statements) for a period of three years (or such shorter period if all registrable securities have been disposed by the holder thereof or are no longer registrable securities).

The Registration Rights Agreement will provide for liquidated damages of $75,000 per day in the event that (i) the Initial Resale Registration Statement is not filed on or prior to the Filing Deadline, (ii) the Initial Resale Registration Statement is not declared effective by the SEC on or prior to the applicable Registration Deadline or (iii) Holders are not permitted to use the prospectus included in the Initial Resale Registration

Statement to resell the securities for 15 or more consecutive days, or more than an aggregate of 30 days (which need not be consecutive calendar days), in any 12 month period. Notwithstanding the foregoing, the aggregate amount of such liquidated damages payable by the Company under this Agreement shall not exceed $10,000,000.

The Registration Rights Agreement will provide customary piggy-back and demand registration rights to the Registration Rights Agreement Parties (including, without limitation, rights regarding “shelf” registrations and underwritten offerings).

The Registration Rights Agreement shall be in substantially the form to be filed with the Plan supplement, provided that such form is in form and substance reasonably acceptable to the Company and the Requisite Members of the Noteholder Steering Committee.

Transferability of Private Placement Commitments and Backstop Commitments:

A Private Placement Party or a Backstop Party may not transfer, directly or indirectly, all or any portion of its Commitments other than to (i) its affiliated investment funds or (ii) any special purpose vehicle that is wholly-owned by such Private Placement Party or Backstop Party, as applicable, or its affiliated investment funds, created for the purpose of holding such Private Placement Commitment or Backstop Commitment or holding debt or equity of the Debtors; provided, that no such transfer shall relieve the transferring Private Placement Party or Backstop Party, as applicable, from such obligations.

Claims held by Backstop Parties are transferable only in accordance with the PSA and to the extent the Backstop Party remains a party to the Backstop Commitment Agreement. Claims held by Private Placement Parties are transferable only in accordance with the PSA and to the extent the Private Placement Party remains a party to the Private Placement Agreement.

For the avoidance of doubt, any Initial Party may transfer its Claims in accordance with the PSA as set forth above, provided, however, such Initial Party shall retain its commitment and obligation to purchase its share as an Initial Party, based on, and calculated using, the Claim amounts set forth in the Initial Private Placement Schedule, of 22.5% of the Private Placement Shares in the aggregate, provided further, that any transferee which receives Claims from an Initial Party may not, in respect of such transferred Claims, become a Phase Two Private Placement Party, a Phase Two Backstop Party, an Additional Private Placement Party, or an Additional Backstop Party. No such transfer shall relieve the transferring Initial Party from its obligations under the Private Placement Agreement or Backstop Commitment Agreement.

Failure to Fund Commitments:	Any party that fails to timely fund its Private Placement Commitments or Backstop Commitments, respectively (a “Defaulting Party”), will be liable for the consequences of its breach and that the parties to such agreement can enforce rights of damages and/or specific performance upon the failure to timely fund by the Defaulting Party.

Debtors’ Representations and Warranties:	The Private Placement Agreement and the Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Debtors.

Private Placement / Backstop Parties’ Representations and Warranties:	The Private Placement Agreement and the Backstop Commitment Agreement shall contain customary representations and warranties on the part of the Private Placement Parties and the Backstop Parties, respectively, to be provided severally and not jointly.

Interim Operating Covenant:

Prior to and through the Effective Date, except as set forth in the Private Placement Agreement or the Plan, or with the written consent of the Requisite Consenting Noteholders, as applicable, the Company (x) shall, and shall cause its subsidiaries to, carry on their businesses in the ordinary course of business (considering the impact of the chapter 11 cases) and, except as currently subject to litigation, use their commercially reasonable efforts to preserve intact their current material business organizations, and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its subsidiaries and make any required filing with the SEC within the time periods required under the Exchange Act, and (y) shall not, and shall not permit its subsidiaries to, enter into any transactions which are material to the Company, other than transactions in the ordinary course of business that are consistent with prior business practices or in accordance with (i) with its business plan dated November 2016, (ii) the parameters described in the Private Placement Agreement or (iii) the Plan.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and will require the prior written consent of the Requisite Members of the Noteholder Steering Committee (unless otherwise contemplated by the Backstop Commitment Agreement, the Private Placement Agreement or the Plan): (a) except as currently subject to litigation, any amendment, modification, termination, waiver, supplement, restatement or other change to any material contract (definition to be reasonably agreed) or any assumption of any material contract, (b) any (i) termination by the Debtors without cause or (ii) reduction in title or responsibilities, in each case, of the individuals who are, as of the date of this Agreement, the Chief Executive Officer or the Chief Financial Officer of the Company, (c) the adoption or amendment of any management incentive or equity plan by any of the Debtors, except for as provided in the Plan or (d) any sale, abandonment, or disposition of any assets other than (i) the sale of

Metropolitan Collieries Pty Ltd and/or Peabody (Burton Coal) Pty Ltd or the Debtors’ interests in Dominion Terminal Associates LLC or (ii) any ordinary course land sales made upon reasonable prior notice to the Noteholder Co-Proponents and in accordance with the Company’s business plan dated November 2016, provided, however, that such ordinary course land sales shall not exceed $5 million individually or $20 million in the aggregate. Following a request by the Debtors for consent with respect to any operational matter that requires the consent of the Requisite Members of the Noteholder Steering Committee pursuant to this section, if the consent of such parties is not obtained or declined within three (3) business days following the date such request is made in writing and delivered to each of the Noteholder Co-Proponents (which notice will be deemed delivered if given in writing to Kirkland & Ellis LLP, Kramer Levin Naftalis & Frankel LLP, and Skadden, Arps, Slate, Meagher & Flom LLP), such consent shall be deemed to have been granted by the Requisite Members of the Noteholder Steering Committee, as applicable. If such consent is not given or deemed to be given, the Debtors shall be permitted to seek approval from the Bankruptcy Court to take such actions, and seeking such approval shall not be a breach of this interim operating covenant; provided, that in such event the Noteholder Co-Proponents shall have a termination right under the PSA.

Effectiveness of Private Placement Agreement and Backstop Commitment Agreement:	The Private Placement Agreement and the Backstop Commitment Agreement and the respective Commitments thereunder shall become effective upon execution and delivery of such agreement by the Debtors and each Private Placement Party or Backstop Party, as applicable, and the entry by the Bankruptcy Court of the PPA and BCA Approval Order; provided that, the obligations of such parties in respect of their Commitments shall be subject to the satisfaction or waiver of the Conditions Precedent below.

PPA and BCA Approval Order:

The parties hereto agree that the Private Placement Premiums, the Backstop Premiums, the Breakup Payments, and the Expense Reimbursement shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code under the PPA and BCA Approval Order, on such terms consistent with the Breakup Administrative Claim Treatment.

The “PPA and BCA Approval Order” shall mean the final order entered by the Bankruptcy Court, in form and substance acceptable to the Initial Parties, authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver the Private Placement Agreement, the Backstop Commitment Agreement, including the authorization of the Private Placement Premiums, the Backstop Premiums, the Breakup Payments, the Expense Reimbursement and the indemnification provisions contained in the Private Placement Agreement and the

Backstop Commitment Agreement, and providing that the Private Placement Premiums, the Backstop Premiums, the Breakup Payments, the Expense Reimbursement and indemnification obligations shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code, on terms consistent with the Breakup Administrative Claim Treatment, and shall be payable by the Debtors as provided in the relevant agreement without further order of the Bankruptcy Court.

For the avoidance of doubt, the Debtors’ obligations with respect to the payment of fees and expense under the Final DIP Order shall not be limited or impaired by the absence of the entry of the BCA and PPA Approval Order.

Conditions Precedent:

The Commitments and the Backstop Parties’ and Private Placement Parties’ obligations to consummate the transactions contemplated in connection therewith will be subject to customary conditions precedent (the “Conditions Precedent”), including without limitation:

•     The Company Group must have at least $600 million in cash on hand on the Effective Date;

•     The Reorganized Debtors must have no more than $1.95 billion of outstanding funded debt on the Effective Date (excluding any capital lease obligations, borrowings under any ABL facilities, and, to the extent the Effective Date occurs after April 3, 2017, any Incremental Additional First Lien Debt or, Incremental Second Lien Notes or additional amounts under the Exit Facility to finance any cash consideration on account of Incremental Second Lien Notes Claims); provided that, except in the event of a First Lien Full Cash Recovery, no more than $1.5 billion of such outstanding funded debt may be first lien debt;

•     The claim asserted by the United Mine Workers of America 1974 Pension Plan shall be resolved in a manner satisfactory to the Debtors, subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee if for an amount above the amounts held in reserve by the Debtors for such claim;

•     the PSA must remain in effect through the Effective Date;

•     no event or events shall have occurred or exist that constitute, individually or in the aggregate, a Material Adverse Event;[5] and

[5]

“Material Adverse Event” means any event, which individually, or together with all other events, has or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities (including reclamation obligations, whether or not contingent), finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Term Sheet, including the Private Placement and the Section 1145 Rights Offering, in each case, except to the extent such event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the [date hereof] in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the [date hereof] in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of the transactions contemplated by the Term Sheet (including any act or omission of the Debtors expressly required or prohibited, as applicable, by this Term Sheet or consented to or required by the Requisite Members of the Noteholder Steering Committee in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of this Term Sheet (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Debtors’ chapter 11 cases (including events resulting from any filings made in such cases); or (vii) declarations of national emergencies in the United States or natural disasters in the United States; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such event is materially and disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

•     the other conditions precedent to the Effective Date shall have been satisfied or waived in accordance with the terms of the Term Sheet as set forth above.

The foregoing conditions shall be waivable by the Requisite Consenting Noteholders in respect of Backstop Commitment Agreement and Private Placement Agreement, respectively.

Termination of the Private Placement Agreement and the Backstop Commitment Agreement:

The Commitments and the Debtors’ obligations to consummate the transactions contemplated in connection herewith will be subject to customary termination events (each a “Termination Event”), including without limitation, the occurrence of any event that would give any party to the PSA the right to terminate its obligations thereunder, including without limitation the PSA Termination Condition.

Upon the occurrence of a Termination Event, all of the Private Placement Parties’, Backstop Parties’ and Debtors’ obligations under the Private Placement Agreement and the Backstop Commitment Agreement, respectively, shall automatically terminate. Upon termination, the Debtors shall have no ongoing obligations or liabilities under the Private Placement Agreement or the Backstop Commitment Agreement (including the payment of the Commitment Premiums), except for the Debtors’ indemnification obligations; provided that such termination shall not relieve a party of liability for any pre-termination breach, or (subject to entry of the PPA and BCA Approval Order) relieve the Debtors of any obligations with respect to the Breakup Payments (to the extent payable pursuant to the terms thereof) and/or the Expense Reimbursement.

If either the Private Placement Agreement or the Backstop Commitment Agreement is terminated by the Debtors for any reason, both agreements shall be deemed to have been terminated.

Breakup Payments:

If following entry by the Bankruptcy Court of the PPA and BCA Approval Order either the Private Placement Agreement or the Backstop Commitment Agreement is terminated by the Debtors for any reason other than occurrence of the PSA Termination Condition (to the extent the Debtors terminate prior to entry of the PPA and BCA Approval Order), each of the following shall be payable in cash:

•     a termination fee of 8% of the $750 million committed amount shall be paid to the Private Placement Parties, with (i) 22.5% of such fee allocated to the Initial Parties pro rata in accordance with the Pro Rata Split; (ii) 57.5% allocated to the Initial Parties and the Phase Two Private Placement Parties pro rata in accordance with the Pro Rata Split; and (iii) 20% allocated to the Private Placement Parties pro rata in accordance with the Pro Rata Split and each Private Placement Party’s Private Placement Commitment Period;[6] and

•     a termination fee of 8% of the $750 million committed amount shall be paid to the Backstop Parties, with (i) 22.5% of the such fee allocated to the Initial Parties pro rata in accordance with the Pro Rata Split; (ii) 57.5% allocated to the Initial Parties and the Phase Two Backstop Parties pro rata in accordance with the Pro Rata Split; and (iii) 20% allocated to the Backstop Parties pro rata in accordance with the Pro Rata Split and each Backstop Party’s Backstop Commitment Period;

(collectively, the “Breakup Payments”).

If owed, the Breakup Payments shall be payable in lieu of the Private Placement Premiums, the Backstop Premiums, and half of the Penny Warrants.

All reasonable monthly fees and expenses of legal and financial professionals to the Noteholder Co-Proponents shall be payable in accordance with the terms set forth in this Term Sheet.

The Expense Reimbursement payable under this Term Sheet shall be entitled to administrative expense priority, and the Breakup Payments payable under this Term Sheet shall be entitled to superpriority administrative expense priority junior to any superpriority claims granted under the Final DIP Order (including any adequate protection claims in respect of holders of First Lien Claims or Second Lien Claims) and any claims to which such superpriority claims are themselves junior (including the Bonding Carve Out (as defined in the Final DIP Order) and the Fee Carve Out (as defined in the Final DIP Order)), subject to the following:

(a) In the event of a First Lien Full Cash Recovery under a plan or consummation of a plan that provides any combination of cash and first lien notes (on terms no less favorable than the terms of the Replacement Secured First Lien Term Loan as set forth on Exhibit 1 hereto, including no greater amount of first lien notes than would be issued in accordance with Exhibit 1 hereto) that is equal to the allowed amount of the First Lien Lender Claims, then such fees shall be paid in cash on the Effective Date on such Plan;

[6]

“Private Placement Commitment Period” shall mean, for each Private Placement Party, the duration of such party’s private placement obligations, which days shall be counted from the date on which the documentation necessary to be obligated under the Private Placement Agreement has been executed by a Private Placement Party and received and verified by the Debtors.

(b) In the event the conditions set forth in subsection (a) do not occur, then the Breakup Payments and the administrative expense claim on account of such the Breakup Payments shall be payable on the effective date of such plan in second lien notes with a face amount equal to the amount of the fees which are on terms consistent with the terms of the New Second Lien Notes set forth in Exhibit 2 hereto; provided that, (i) such New Second Lien Notes shall be subordinated to any debt received by Class 1 as a distribution on substantially the same terms as the existing Intercreditor Agreement governing the First Lien Claims and Second Lien Claims, and (ii) to the extent Class 2 shall receive any New Second Lien Notes, the second lien notes shall be subordinated in a chapter 11 or liquidation to such Class 2 holder’s New Second Lien Notes (such treatment, the “Breakup Administrative Claim Treatment”).

Fiduciary Out	The Backstop Commitment Agreement and Private Placement Agreement shall each include a fiduciary out for the Debtors by which the Debtors may not shop or solicit alternative restructurings but may consider any alternative restructuring brought to them; provided, however, the Debtors shall provide the Creditor Co-Proponents (subject to mutually agreed terms of confidentiality) and their counsel with a copy of and/or any details regarding such proposal within three (3) days of receiving such proposal; provided, further, the Breakup Payments and Expense Reimbursement (as defined below), shall be payable upon exercise by the Debtors of the fiduciary out in accordance with the terms of the Private Placement Agreement and the Backstop Commitment Agreement after the entry of the PPA and BCA Approval Order on such terms consistent with the Breakup Administrative Claim Treatment.

Expense Reimbursement:	In accordance with and subject to the entry of the PPA and BCA Approval Order, the Debtors will pay all reasonably incurred and documented out-of-pocket fees and expenses incurred in connection with the Debtors’ chapter 11 cases after the Petition Date of all of the attorneys, accountants, other professionals, advisors, and consultants incurred on behalf of the Noteholder Co-Proponents (including any fees incurred on behalf of any noteholders through the applicable indenture trustee and any fees that have accrued and would otherwise continue to accrue as administrative claims of certain Noteholder Co-Proponents under the Final DIP Order), including the fees and expenses of Kirkland & Ellis LLP, Kramer Levin Naftalis & Frankel LLP, Doster, Ullom & Boyle, LLC, Skadden, Arps, Slate, Meagher & Flom LLP, Stinson Leonard Street LLP, Houlihan Lokey, Inc., and Moelis & Company (such payment obligations, the “Expense Reimbursement”), in each case whether or not the Restructuring is ultimately consummated. The payment of the fees set forth in this section shall (i) be approved upon entry of the PPA and BCA Approval Order; and (ii) prior to the time paid, be granted administrative expense priority against each Debtor on a joint and several basis.

Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court. The Expense Reimbursement accrued through the date on which the PPA and BCA Approval Order is entered shall be paid as promptly as reasonably practicable after such order is entered. Thereafter, the Expense Reimbursement shall be payable by the Debtors two weeks following their receipt of invoices. If the Private Placement Agreement and the Backstop Commitment Agreement are terminated for any reason in accordance with their terms, the Debtors will no longer be obligated to pay the Expense Reimbursement in respect of any fees incurred after the date of such termination. For the avoidance of doubt, the Debtors shall have no obligation to make any payment on account of the Expense Reimbursement if (i) the PSA Termination Condition occurs prior to the date of entry of the PPA and BCA Approval Order by the Bankruptcy Court, or (ii) the PPA and BCA Approval Order is not entered by the Bankruptcy Court.

Specific Performance	Each of the Debtors, the Private Placement Parties and the Backstop Parties agree that irreparable damage would occur if any provision of the Private Placement Agreement or the Backstop Commitment Agreement were not performed in accordance with the terms thereof and that each of the parties thereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of the Private Placement Agreement and the Backstop Commitment Agreement or to enforce specifically the performance of the terms and provisions thereof and hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in the Private Placement Agreement or the Backstop Commitment Agreement or herein, no right or remedy described or provided in the Private Placement Agreement or the Backstop Commitment Agreement or herein is intended to be exclusive or to preclude a party thereto from pursuing other rights and remedies to the extent available under such agreement, herein, at law or in equity.

Noteholder Co-Proponent Approval Rights

Each substantive document in connection with the Restructuring, including without limitation the following (but excluding documents related to the Bonding Solution), shall be subject to the reasonable approval of the Requisite Members of the Noteholder Steering Committee in accordance with the terms set forth on Exhibit 8:

•    The Disclosure Statement and the motion and order to approve same;

•    The Plan and any exhibits, supplements, appendices, etc. thereto;

•    The credit agreement and/or indenture for the Exit Facility;

•    The credit agreement for the Replacement Secured First Lien Term Loan (if applicable); provided that the Replacement Secured First Lien Term Loan shall be consistent with the terms set forth on Exhibit 1 hereto.

•    The corporate constituent documents of the Reorganized Debtors;

•    The certificate of designation of Series A convertible preferred stock of PEC;

•    The documents relating to the Section 1145 Rights Offering and the Private Placement;

•    The indenture for the New Second Lien Notes and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be consistent with the terms set forth on Exhibit 2 hereto and otherwise in form and substance reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee;

•    The Confirmation Order; and

•    The motions seeking approval of the Private Placement Agreement and the Backstop Commitment Agreement.

Notwithstanding the foregoing, the following material documents in connection with the Restructuring shall be in form and substance satisfactory to each Noteholder Co-Proponent:

•    The Term Sheet;

•    The PSA;

•    The Private Placement Agreement;

•    The Backstop Commitment Agreement; and

•    The orders relating to each of the above.

For the avoidance of doubt, and notwithstanding anything to the contrary herein, the indenture for the New Second Lien Notes (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be in form and substance satisfactory to each member of the Ad Hoc Group of Second Lien Noteholders in such member’s sole discretion.

The Plan and any exhibits, supplements, appendices, etc. thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification, or other rights or entitlements of the Noteholder Co-Proponents (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee (or the affected Noteholder Co-Proponent, as applicable).

Milestones	The Restructuring shall be implemented in accordance with the Milestones set forth in the Term Sheet.

Reclamation Bonding	As a condition to the Effective Date, the Debtors shall finalize a solution for all of their continuing self-bonded reclamation obligations with Wyoming, New Mexico, Illinois and Indiana (the “Bonding Solution”). The Debtors shall provide updates every two weeks to the Creditor Co-Proponents’ professionals regarding their efforts to achieve the Bonding Solution.

Material Claim Settlements	The Requisite Members of the Noteholder Steering Committee shall have reasonable approval rights over any material claim settlement, including but not limited to, any settlement related to the MEPP Claim above the amounts held in reserve by the Debtors for such MEPP Claim.

Schedule 1(a)

Initial Private Placement Schedule

Schedule 1(b)

Initial Backstop Commitment Schedule

Exhibit 6

Encumbered Guarantor Debtors

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
1.	American Land Development, LLC	20-3405570	16-42535
2.	American Land Holdings of Colorado, LLC	26-3730572	16-42540
3.	American Land Holdings of Illinois, LLC	30-0440127	16-42600
4.	American Land Holdings of Indiana, LLC	20-2514299	16-42546
5.	American Land Holdings of Kentucky, LLC	20-0766113	16-42589
6.	American Land Holdings of West Virginia, LLC	20-5744666	16-42571
7.	Big Ridge, Inc.	37-1126950	16-42553
8.	Big Sky Coal Company	81-0476071	16-42530
9.	Black Hills Mining Company, LLC	32-0049741	16-42544
10.	BTU Western Resources, Inc.	20-1019486	16-42554
11.	Caballo Grande, LLC	27-1773243	16-42559
12.	Caseyville Dock Company, LLC	20-8080107	16-42537
13.	Central States Coal Reserves of Illinois, LLC	43-1869432	16-42688
14.	Central States Coal Reserves of Indiana, LLC	20-3960696	16-42551
15.	Century Mineral Resources, Inc.	36-3925555	16-42567
16.	Coal Reserve Holding Limited Liability Company No. 1	43-1922737	16-42543
17.	COALSALES II, LLC	43-1610419	16-42570
18.	Conservancy Resources, LLC	20-5744701	16-42564
19.	Cottonwood Land Company	43-1721982	16-42572
20.	Cyprus Creek Land Company	73-1625890	16-42534
21.	Cyprus Creek Land Resources LLC	75-3058264	16-42602
22.	Dyson Creek Coal Company, LLC	43-1898526	16-42612
23.	Dyson Creek Mining Company, LLC	20-8080062	16-42621
24.	Empire Land Holdings, LLC	61-1742786	16-42692
25.	Falcon Coal Company, LLC	35-2006760	16-42547
26.	Francisco Equipment Company, LLC	37-1805119	16-42568
27.	Francisco Land Holdings Company, LLC	36-4831111	16-42580
28.	Francisco Mining, LLC	30-0922117	16-42591
29.	Highwall Mining Services Company	20-0010659	16-42588
30.	Hillside Recreational Lands, LLC	32-0214135	16-42594
31.	HMC Mining, LLC	43-1875853	16-42566
32.	Illinois Land Holdings, LLC	26-1865197	16-42599
33.	Independence Material Handling, LLC	43-1750064	16-42606
34.	James River Coal Terminal, LLC	55-0643770	16-42569
35.	Kayenta Mobile Home Park, Inc.	86-0773596	16-42607
36.	Kentucky Syngas, LLC	26-1156957	16-42618
37.	Lively Grove Energy, LLC	20-5752800	16-42595
38.	Marigold Electricity, LLC	26-0180352	16-42628
39.	Midco Supply and Equipment Corporation	43-6042249	16-42585
40.	Midwest Coal Acquisition Corp.	20-0217640	16-42576
41.	Midwest Coal Reserves of Illinois, LLC	20-3960648	16-42597
42.	Midwest Coal Reserves of Indiana, LLC	20-3405958	16-42611
43.	Mustang Energy Company, LLC	43-1898532	16-42657
44.	Pacific Export Resources, LLC	27-5135144	16-42598
45.	Peabody Archveyor, L.L.C.	43-1898535	16-42623
46.	Peabody Arclar Mining, LLC	31-1566354	16-42545
47.	Peabody Bear Run Mining, LLC	26-3582291	16-42565

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
48.	Peabody Bear Run Services, LLC	26-3725923	16-42574
49.	Peabody Caballo Mining, LLC	83-0309633	16-42533
50.	Peabody Cardinal Gasification, LLC	20-5047955	16-42542
51.	Peabody Coalsales, LLC	20-1759740	16-42539
52.	Peabody COALTRADE International (CTI), LLC	20-1435716	16-42590
53.	Peabody COALTRADE, LLC	43-1666743	16-42575
54.	Peabody Coulterville Mining, LLC	20-0217834	16-42550
55.	Peabody Development Company, LLC	43-1265557	16-42558
56.	Peabody Electricity, LLC	20-3405744	16-42532
57.	Peabody Employment Services, LLC	26-3730348	16-42538
58.	Peabody Energy Generation Holding Company	73-1625891	16-42656
59.	Peabody Energy Investments, Inc.	68-0541702	16-42642
60.	Peabody Energy Solutions, Inc.	43-1753832	16-42632
61.	Peabody Gateway North Mining, LLC	27-2294407	16-42624
62.	Peabody Gateway Services, LLC	26-3724075	16-42581
63.	Peabody Holding Company, LLC	74-2666822	16-42592
64.	Peabody Illinois Services, LLC	26-3722638	16-42610
65.	Peabody Indiana Services, LLC	26-3724339	16-42619
66.	Peabody International Investments, Inc.	26-1361182	16-42536
67.	Peabody International Services, Inc.	20-8340434	16-42541
68.	Peabody Investments Corp.	20-0480084	16-42549
69.	Peabody Magnolia Grove Holdings, LLC	61-1683376	16-42587
70.	Peabody Midwest Management Services, LLC	26-3726045	16-42593
71.	Peabody Midwest Mining, LLC	35-1799736	16-42667
72.	Peabody Midwest Operations, LLC	20-3405619	16-42660
73.	Peabody Midwest Services, LLC	26-3722194	16-42608
74.	Peabody Natural Gas, LLC	43-1890836	16-42626
75.	Peabody Operations Holding, LLC	26-3723890	16-42678
76.	Peabody Powder River Mining, LLC	43-0996010	16-42666
77.	Peabody Powder River Operations, LLC	20-3405797	16-42676
78.	Peabody Powder River Services, LLC	26-3725850	16-42613
79.	Peabody PowerTree Investments, LLC	20-0116980	16-42596
80.	Peabody Recreational Lands, L.L.C.	43-1898382	16-42605
81.	Peabody School Creek Mining, LLC	20-3585831	16-42633
82.	Peabody Services Holdings, LLC	26-3726126	16-42645
83.	Peabody Southwest, LLC	20-5744732	16-42631
84.	Peabody Terminal Holding Company, LLC	26-1087861	16-42650
85.	Peabody Terminals, LLC	31-1035824	16-42614
86.	Peabody Trout Creek Reservoir LLC	30-0746873	16-42622
87.	Peabody Venezuela Coal Corp.	43-1609813	16-42651
88.	Peabody Venture Fund, LLC	20-3405779	16-42637
89.	Peabody-Waterside Development, L.L.C.	75-3098342	16-42662
90.	Peabody Western Coal Company	86-0766626	16-42644
91.	Peabody Wild Boar Mining, LLC	26-3730759	16-42672
92.	Peabody Wild Boar Services, LLC	26-3725591	16-42677
93.	Peabody Wyoming Gas, LLC	20-5744610	16-42640
94.	Peabody Wyoming Services, LLC	26-3723011	16-42653
95.	PEC Equipment Company, LLC	20-0217950	16-42673
96.	Point Pleasant Dock Company, LLC	20-0117005	16-42655
97.	Pond River Land Company	73-1625893	16-42629
98.	Porcupine Production, LLC	43-1898379	16-42648
99.	Porcupine Transportation, LLC	43-1898380	16-42665

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
100.	Riverview Terminal Company	13-2899722	16-42664
101.	Sage Creek Land & Reserves, LLC	38-3936826	16-42635
102.	School Creek Coal Resources, LLC	20-2902073	16-42643
103.	Seneca Coal Company, LLC	84-1273892	16-42652
104.	Shoshone Coal Corporation	25-1336898	16-42668
105.	Star Lake Energy Company, L.L.C.	43-1898533	16-42639
106.	Sugar Camp Properties, LLC	35-2130006	16-42649
107.	Thoroughbred Generating Company, L.L.C.	43-1898534	16-42679
108.	Thoroughbred Mining Company LLC.	73-1625889	16-42680
109.	West Roundup Resources, LLC	20-2561489	16-42671
110.	Wild Boar Equipment Company, LLC	32-0488114	16-42658
111.	Wild Boar Land Holdings Company, LLC	36-4831131	16-42661

Gold Fields Debtors

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
1.	Gold Fields Mining, LLC	36-2079582	16-42561
2.	Arid Operations, Inc.	84-1199578	16-42562
3.	Gold Fields Chile, LLC	13-3004607	16-42548
4.	Gold Fields Ortiz, LLC	22-2204381	16-42578

Unencumbered Debtors

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
1.	Four Star Holdings, LLC	30-0885825	16-42556
2.	Southwest Coal Holdings, LLC	37-1794829	16-42674
3.	New Mexico Coal Resources, LLC	20-3405643	16-42647
4.	El Segundo Coal Company, LLC	20-8162824	16-42691
5.	Peabody New Mexico Services, LLC	20-8162939	16-42646
6.	Peabody America, LLC	93-1116066	16-42609
7.	Gallo Finance Company, LLC	43-1823616	16-42586
8.	Peabody Natural Resources Company	51-0332232	16-42634
9.	American Land Holdings of New Mexico, LLC	32-0478983	16-42579
10.	Peabody Southwestern Coal Company, LLC	43-1898372	16-42641
11.	NM Equipment Company, LLC	36-4821991	16-42582
12.	Peabody Colorado Operations, LLC	20-2561644	16-42563
13.	Twentymile Holdings, LLC	38-3937156	16-42654
14.	Sage Creek Holdings, LLC	26-3286872	16-42670
15.	Peabody Sage Creek Mining, LLC	26-3730653	16-42625
16.	Hayden Gulch Terminal, LLC	86-0719481	16-42583
17.	Colorado Yampa Coal Company, LLC	95-3761211	16-42560
18.	Juniper Coal Company, LLC	43-1744675	16-42577
19.	Peabody Williams Fork Mining, LLC	20-8162742	16-42630
20.	Moffat County Mining, LLC	74-1869420	16-42636
21.	Peabody Colorado Services, LLC	26-3723774	16-42531
22.	Peabody Rocky Mountain Management Services, LLC	26-3725390	16-42603
23.	Peabody Rocky Mountain Services, LLC	20-8162706	16-42616
24.	Peabody Twentymile Mining, LLC	26-3725223	16-42627

	Debtor’s Name	Debtor’s EIN Number	Debtor’s Case No.
25.	Seneca Property, LLC	36-4820253	16-42659
26.	Twentymile Equipment Company, LLC	38-3982017	16-42675
27.	Twentymile Coal, LLC	95-3811846	16-42669
28.	Kentucky United Coal, LLC	35-2088769	16-42573
29.	United Minerals Company, LLC	35-1922432	16-42663
30.	Midwest Coal Reserves of Kentucky, LLC	20-3405872	16-42620
31.	Peabody Asset Holdings, LLC	20-3367333	16-42555
32.	Peabody China, LLC	43-1898525	16-42552
33.	Peabody Mongolia, LLC	20-8714315	16-42617
34.	Peabody IC Funding Corp	46-2326991	16-42615
35.	Peabody IC Holdings, LLC	30-0829603	16-42601
36.	PG Investments Six, L.L.C.	43-1898530	16-42638

Exhibit 7

Summary Table of Proposed Classification Scheme

Class(es)	Debtor Groups	Designation	Impairment	Entitled to Vote
1A – 1D	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited	First Lien Lender Claims	Impaired	Entitled to Vote
2A – 2D	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited	Second Lien Notes Claims	Impaired	Entitled to Vote
3A – 3E	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	Other Secured Claims	Unimpaired	Deemed to Accept
4A – 4E	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	Other Priority Claims	Unimpaired	Deemed to Accept
5A – 5E	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	General Unsecured Claims	Impaired	Entitled to Vote / Deemed to Reject (Gib1)
6A, 6B	PEC Encumbered Guarantor Debtors	Convenience Class Claims	Impaired	Entitled to Vote
7A – 7E	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	MEPP Claim	TBD	TBD
8A	PEC	Unsecured Subordinated Debenture Claims	Impaired	Deemed to Reject

Class(es)	Debtor Groups	Designation	Impairment	Entitled to Vote
9A – 9E	PEC Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	Intercompany Claims	Unimpaired	Deemed to Accept
10A	PEC	Section 510(b) Claims	Impaired	Deemed to Reject
11A	PEC	PEC Interests	Impaired	Deemed to Reject
12B – 12E	Encumbered Guarantor Debtors Gold Fields Debtors Peabody Holdings (Gibraltar) Limited Unencumbered Debtors	Subsidiary Debtor Interests	Unimpaired	Deemed to Accept

Exhibit 8

Private Placement and Backstop Commitment Parties

Voting/Consent Structure

Set forth below is the structure for voting and consents by the Private Placement Parties and the Backstop Commitment Parties with respect to material issues, including the Private Placement, Plan terms, the Backstop Commitment and the Restructuring (the “Voting / Consent Structure”).

Gatekeeping for All Issues – 75% of Noteholder Steering Committee

All proposed changes, modifications and amendments to the Plan Documents (as defined in the PSA) and the Transactions contemplated therein shall be vetted by the Noteholder Steering Committee. Proposals will be submitted for ratification – as set forth below – only if supported by 75% of the committee based on combined Class 2 and Class 5 holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule (a “75% Supermajority”). If one of the seven members of the Noteholder Steering Committee transfers or assigns any of its holdings (in either Class 2 or Class 5) to a third party, such member’s Noteholder Steering Committee voting power attributable to the face amount of such transferred or assigned holdings shall be reallocated on a pro rata basis based on holdings as set forth in the Initial Backstop Commitment Schedule to the other Noteholder Steering Committee members who belong as of the date of execution of the Plan Support Agreement (the “PSA”) to the same ad hoc noteholder group as the transferring or assigning member.42

The Noteholder Steering Committee shall retain voting and consent rights with respect to any termination rights, default provisions, cross-default provisions, and waivers of such rights and provisions. Such voting and consent rights shall require a 75% Supermajority of the Noteholder Steering Committee parties, pursuant to the terms and conditions set forth in the immediately

[42]	For example, any transfer of any Claims by Elliott (regardless of whether it is a Class 2 or Class 5 Claim) will result in the reallocation of voting power attributable to the face amount of such transferred holdings from Elliott to Discovery and Aurelius on a pro rata basis based on the Claim holdings of Discovery and Aurelius, respectively, as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule. Similarly, any transfer of any Claims by Point State (regardless of the type of claim transferred) will result in the reallocation of voting power attributable to the face amount of such transferred holdings from Point State to Contrarian, Panning, and SDIC on a pro rata basis based on the claim holdings of Contrarian, Panning, and SDIC, respectively, as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule. Solely for purposes of this Exhibit, for the avoidance of doubt, any member of the Noteholder Steering Committee may transfer or assign, directly or indirectly, all or any portion of its Claims or commitments to purchase Private Placement Commitments or Backstop Commitments to (i) its affiliated investment funds or (ii) any special purpose vehicle that is wholly-owned by such Private Placement Party or Commitment Party, as applicable, or its affiliated investment funds, created for the purpose of holding such Claims, Private Placement Commitment or Backstop Commitment or holding debt or equity of the Debtors, and no such transfer or assignment shall alter the voting rights set forth herein. For the avoidance of doubt, Contrarian, in its capacity as investment advisor or manager to various entities and managed accounts set forth on the Initial Private Placement Schedule and Initial Backstop Commitment Schedule, shall vote for the same for purposes hereof.

preceding paragraph; provided, however, that for the avoidance of doubt the Steering Committee may not extend the effective date milestone beyond June 14, 2017 absent consent from all parties in accordance with C.10 below.

In the event that a proposed change falls, or could be interpreted to fall, into two or more voting threshold categories (A, B, C, and D) set forth below, such proposed change shall be deemed to fall into the category with the highest voting threshold and shall be subject to such category’s voting threshold accordingly.

A. Class Issues – 66% by Class

Requires a 66% supermajority affirmative vote of parties who vote43 in each affected class, based on aggregate respective Private Placement Commitments held by each Private Placement Party at such time, on a class-by-class basis (2-class vote):

1.	issuance of dilutive securities not contemplated by the Restructuring Term Sheet

2.	changes to the allocation of Private Placement Commitment (including changes to holdback)

3.	changes to the allocation of Backstop Commitment

4.	terms of the New Second Lien Notes; provided, however, that no such vote or approval shall be required in connection with the terms of the New Second Lien Notes, to the extent such terms are consistent with the terms set forth on Exhibit 2 to the Restructuring Term Sheet

5.	changes to the capital structure (e.g. increase in total debt above Restructuring Term Sheet debt levels)

6.	any material changes that would disproportionately treat either the Unsecured Senior Notes Claims or Second Lien Notes Claims more favorably or less favorably on anything other than a proportionate basis

B. Other Issues – 66% of All

Requires a 66% supermajority affirmative vote of all parties who vote, based on aggregate respective Private Placement Commitments held by each party at such time:

1.	the Private Placement Amount (as defined in the Private Placement Agreement) or Rights Offering Amount (as defined in the Backstop Commitment Agreement) (except for adjustments of up to $100 million in aggregate in order to ensure that the Rights Offering is compliant with section 1145 of the Bankruptcy Code and any other applicable regulations)

2.	changes to corporate governance set forth in the Restructuring Term Sheet

3.	priority of dilution of all securities (Penny Warrants, Preferred Equity, Common Shares)

4.	Material Adverse Event definition & waivers of potential Material Adverse Events

[43]	For the avoidance of doubt, any Additional Private Placement Party or Additional Backstop Party, including, but not limited to, any Phase Two Placement Party or any Additional Backstop Party, shall not be entitled to exercise voting or consent rights as set forth herein unless and until the applicable subscription or enrollment period (as may be extended, reduced, or otherwise modified as set forth herein) has expired.

5.	any other changes not specifically subject to a different standard herein over which the Requisite Consenting Noteholders have consent or approval rights as set forth in the Term Sheet

C. All Party Fundamental Rights – 100% of All

Requires unanimous consent by all affected parties. Except with respect to proposed changes under items 3 or 4 listed below (as well as item 11, to the extent any proposed change under item 11 would impact, directly or indirectly, items 3 or 4), if a proposal achieves affirmative votes from parties holding 66% or more of the aggregate Private Placement Commitments outstanding at such time, the rights and obligations under the Private Placement Agreement and Backstop Commitment Agreement of any party that dissents from such proposed change will be automatically terminated, subject to the decision by a 75% Supermajority to proceed with the proposed change on the basis of redistributing the dissenters’ commitments to Private Placement Parties/Commitment Parties that agree to assume the additional commitments. This ejection shall not limit the dissenters’ obligations under the Plan Support Agreement (other than any obligation to be a Private Placement Party or Commitment Party, as applicable). If the Noteholder Steering Committee determines not to proceed with the amendment, dissenters will remain Private Placement Parties and Commitment Parties, as applicable.

1.	increasing the dollar amount of each party’s commitment (other than through the addition of Additional Private Placement/Commitment Parties)

2.	changing any voting or consent threshold or any related definitions (including “Requisite Creditor Parties”, “Requisite Consenting Noteholders” or “Requisite Members of the Noteholder Steering Committee”)

3.	changes disproportionately adversely affecting any individual party

4.	changes to the Pro Rata Split

5.	changes to Backstop Premiums, Backstop Breakup Payments, Private Placement Premiums, or Private Placement Breakup Payments or allocation of such fees

6.	changes to Plan Enterprise Value (as set forth in the Restructuring Term Sheet) or Plan Equity Value (as set forth in the Restructuring Term Sheet)

7.	discounts to Plan Equity Value for the Private Placement and Rights Offering

8.	increase of Penny Warrant issuance

9.	conversion rates for Penny Warrants

10.	extension or waiver of the Effective Date milestone in the PSA or Term Sheet past June 14, 2017, or any modification of the termination rights set forth in (i) section 9.3 of the Private Placement Agreement (Termination by a Private Placement Party), (ii) section 2.7(a) of the Private Placement Agreement (Designation and Assignment Rights). (iii) section 9.3 of the Backstop Commitment Agreement (Termination by a Commitment Party), (iv) section 2.7(a) of the Backstop Commitment Agreement (Designation and Assignment Rights), and (v) section 12.08 of the PSA

11.	changes in definitions impacting, directly or indirectly, any of the above items

D. Initial Party Fundamental Rights – 100% of Initial Parties

Requires unanimous consent of Noteholder Co-Proponents:

1.	changes to the Initial Backstop Commitment Schedule or Initial Private Placement Schedule

2.	changes to the allocations, conditions, or other terms of any “protected” commitments of any of the Initial Parties, including but not limited to the Private Placement holdback, the Surplus Private Placement Adjustment, and the Surplus Backstop Participation Adjustment

Exhibit 9: Illustrative Allocation of Reorganized PEC Common Shares (Fully-Diluted)1

Share Calculation
Plan Enterprise Value	$4,275,000,000
Less: Net Debt	(1,170,000,000)

Plan Equity Value	$3,105,000,000
Divided by: Assumed Per Share Plan Value	$25.00

Fully-Diluted Common Shares	124,200,000

Rights Offering
Rights Offering Amount	$750,000,000
Divided by: Per Share Purchase Price (BCA)	$13.75

Rights Offering Shares	54,545,454

Private Placement
Private Placement Amount	$750,000,000
Divided by: Per Share Purchase Price (PPA)	$25.00

Private Placement Shares	30,000,000
Divided by: Conversion Price	$16.25

Private Placement Shares (As-Converted into Common Shares)	46,153,846

Private Placement / Backstop Commitment Premium
Total Rights Offering / Private Placement Amount	$1,500,000,000
Multiplied by: Private Placement / Backstop Commitment Premium (%)	8.00%

Private Placement / Backstop Commitment Premium ($)	$120,000,000
Divided by: Per Share Plan Value	$25.00

Commitment Premium Shares	4,800,000

Penny Warrants
Plan Equity Value	$3,105,000,000
Divided by: Per Share Plan Value	$25.00
Multiplied by: Amount of Fully-Diluted Plan Equity Value (%)	5.00%

Warrant Shares (As-Exercised into Common Shares)	6,210,000

Fully-Diluted Equity Capitalization at Emergence
Rights Offering Shares	54,545,454
Private Placement Shares (As-Converted)	46,153,846
Commitment Premium Shares	4,800,000
Warrant Shares (As-Exercised)	6,210,000
Incremental Second Lien Shares	TBD
Disputed Claims Reserve Shares	TBD
Ticking Premium Shares	TBD
Shares for Class 2/5B Plan Distributions[1]	12,490,700

Total Shares of Reorganized PEC Common Shares (Fully-Diluted)	124,200,000

[1]	Shares of Reorganized PEC Common Shares issued to holders of Class 2 and Class 5B claims pursuant to the Plan shall be reduced share-for-share to the extent of the issuance of Incremental Second Lien Shares, Disputed Claims Reserve Shares, and/or Ticking Premium Shares.